Exhibit 10.7
EXECUTION VERSION

SECOND AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT
OF
JG RESTAURANT HOLDCO LLC
Dated as of March 1st, 2022
THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF
ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, OR
OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION
STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN
EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS
ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND UNLESS THE PROVISIONS OF
THIS AGREEMENT ARE SATISFIED.

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7.6	Buy/Sell.	24
7.7	Reasonableness	25
7.8	Certain Effects of Transfer	25

Section 8 Restrictive Covenants		26

8.1	Confidentiality	26
8.2	Restrictive Covenants	27

Section 9 Withdrawal		29

9.1	Withdrawal	29

Section 10 Dissolution, Liquidation, and Termination of the Company		29

10.1	Termination and Dissolution	29
10.2	Liquidation and Distribution	29
10.3	Filing of Certificate of Cancellation	30

Section 11 Books, Records, Accounting, and Tax Elections		30

11.1	Bank Accounts	30
11.2	Books and Records	30
11.3	Annual Accounting Period	30
11.4	Reports; Communications	30
11.5	Partnership Representative	31
11.6	Tax Elections	32
11.7	Income Tax Returns	32

Section 12 General Provisions		32

12.1	Notices	32
12.2	Assignment	33
12.3	Construction	33
12.4	GOVERNING LAW; SUBMISSION TO JURISDICTION	34
12.5	Waiver of Jury Trial	34
12.6	Waiver of Provisions	35
12.7	Counterparts	35
12.8	Entire Agreement	35
12.9	No Third Party Beneficiary	35
12.10	No Presumption	35
12.11	Severability	35
12.12	Amendments	36
12.13	Waiver of Action for Partition	36
12.14	Specific Performance; Remedies	36
12.15	Freedom of Action	36
12.16	Expenses	37
Annex A – Definitions
Annex B – Member Information
Exhibit A – Initial Budget and Business Plan
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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF JG RESTAURANT HOLDCO LLC (this “Agreement”) made and entered into as of March 1st, 2022 (the “Effective Date”), by and among JG Restaurant HoldCo LLC, a Delaware limited liability company (the “Company”), Howard Hughes Hospitality, LLC, a Delaware corporation (“HHC”), JG TopCo LLC, a Delaware limited liability company (“JG TopCo”) and Jean-Georges Vongerichten (“JG”). Capitalized terms used herein shall have the meanings assigned to them in Annex A hereto or elsewhere in this Agreement.
WHEREAS, effective as of December 6, 2021, JG entered into a series of Distribution Agreements and Contribution Agreements among JG, JG TopCo, JG Restaurant Group LLC, a Delaware limited liability company (“JGRG”), JG IP CO LLC, a Delaware limited liability company (“JG IP Co” and together with JGRG, the “Seller OpCos”) and the Company (the “Group Contribution Agreements”), whereby (i) 100% of the issued Equity Securities of JG TopCo became wholly owned by JG, (ii) 100% of the issued Equity Securities of the Company became wholly owned by JG TopCo, (iii) 99.9% of the issued Equity Securities of JGRG became wholly owned by the Company and (iv) 100% of the issued Equity Securities of JG IP Co became wholly owned by the Company, and such ownership structure is in place as of the date of this Agreement;
WHEREAS, effective as of January 1, 2022, Chloe Vongerichten (the “Minority Member” ) contributed 100% of her equity interests in JGRG to the Company in exchange for one unit in the Company (the “Minority Member Contribution”);
WHEREAS, HHC, JG TopCo and the Company have entered into a Membership Interest Purchase Agreement, dated as of the Effective Date (the “MIPA”), pursuant to which, among other things, JG TopCo transferred Units to HHC (as reflected on Annex B) and the Company issued the Warrant to HHC;
WHEREAS, it is agreed by the parties hereto that, upon consummation of the purchase and sale of the “Purchased Company Interests” under the MIPA, (i) HHC owned 25% of the issued and outstanding Interests in the Company and (ii) the Seller and the Minority Member collectively owned 75% of the issued and outstanding Interests in the Company;
WHEREAS, effective immediately following the Closing under the MIPA and prior to the execution of this Agreement, the Seller purchased 100% of the Minority Member’s Interest in the Company from the Minority Member for cash (the “Minority Member Buyout” );
WHEREAS, HHC and JG TopCo desire to participate as members of the Company; and
WHEREAS, JG has agreed to guarantee all of JG TopCo’s obligations hereunder and to provide certain services to the Company in his individual capacity, which shall be governed by certain provisions hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, JG, the Members and the Company, intending legally to be bound, agree as follows:
Section 1
Defined Terms
1.1    Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to them in Annex A hereto, which is hereby incorporated into this Agreement as if set forth in full herein.

Section 2
Formation and Name; Purpose; Term; Office; Members
2.1    Organization; Qualification. The Company was formed as a limited liability company pursuant to the Act upon the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware on the date of this Agreement. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company will comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction.
2.2    Name of the Company. The name of the Company is “JG Restaurant HoldCo LLC”. All business of the Company shall be conducted under such name and such name shall be used at all times in connection with Company’s business and affairs, except as otherwise determined by the Board (subject to approval under Section 6.2(b)) in compliance with applicable law (but for the avoidance of doubt, except as otherwise determined by the Board and subject to compliance with applicable law, the CEO shall determine the names of individual restaurants operated by the Company and its Subsidiaries).
2.3    Purpose; Nature; No State Law Partnership. The purpose of the Company shall be to engage in any business or activity for which a limited liability company may be formed under the Act. Except as set forth in the next succeeding sentence, the Company is not intended to be a general partnership, limited partnership or joint venture, and no Member shall be considered to be a partner or joint venturer of any other by virtue of this Agreement or any other Transaction Document. The Members intend that the Company shall be treated as a continuation of JG Restaurant Group LLC and as a partnership (that is not a publicly traded partnership) for federal and, if applicable and permissible, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
2.4    Authority. The Company shall have all the powers necessary or convenient to affect any purpose for which it is formed, including all powers granted by the Act.
2.5    Term. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Secretary of State of the State of Delaware and the Company shall continue perpetually, unless and until its existence is terminated as provided in Section 10.
2.6    Registered Agent and Office; Principal Office. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the CEO may designate from time to time in accordance with the Act. The registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the CEO may designate from time to time in accordance with the Act. The principal office of the Company shall be at any location that the CEO may designate from time to time.
2.7    Members; Membership Schedule. The present name, mailing address, number of Unit holdings, Percentage Share and Capital Contributions of each Member as of the Effective Date are set forth on Annex B hereto. Annex B shall be maintained and supplemented by the Members from time to time so that it sets forth the then current name, mailing address, number of Unit holdings, Percentage Share and Capital Contributions of each Member; provided, that changes in Unit holdings, Percentage Share and Capital Contributions pursuant to the terms hereof shall be effective regardless of any failure of the Members to so modify Annex B hereto to reflect such change.
2.8    Liability of the Members Generally. Except as otherwise expressly provided in this Agreement and/or the Act, no Member (or former Member) shall be obligated to make any contribution of capital (or lend any funds) to the Company. Except as otherwise expressly provided in the Act (and without limitation of any capital contribution obligations expressly specified in this Agreement and/or the Act), no Member (or former Member) shall have any liability for the debts and/or obligations of, or any obligation to make any capital contribution or loan to, the Company. This Section 2.8 is in furtherance of, and not in limitation of, Section 18-303(a) of the Act.
2.9    Guarantee and Other Obligations Concerning JG TopCo, JGV Consulting LLC and JG.
(a)    Notwithstanding any provision of this Agreement to the contrary, all voting, approval, veto, consent and similar decision-making rights herein held by JG TopCo shall be exclusively determined by JG, and JG shall not enter into any agreement restricting his ability to make such decisions with any other Person, and all references to restrictions on Transfer by JG TopCo shall be deemed to include Transfers by JG of such rights.
(b)    JG TopCo’s organizational documents (including its certificate of formation and limited liability company agreement (and/or any replacement or substitute thereof)) may not be amended in any manner that would allow any Person other than JG to vote or make any approval, veto, consent or other decision on behalf of or for the benefit of JG TopCo or JG (in relation to JG TopCo or the Company or any of its Subsidiaries), to the extent any such vote, veto, consent or other decision would affect the Company or its Subsidiaries or any decision of any such Person, or to allow more than 20% of the aggregate Equity Securities of JG TopCo to be owned by any Person other than JG or a Permitted Transferee of JG, without the prior written consent of HHC. JGV Consulting LLC’s organizational documents (including its certificate of formation and limited liability company agreement (and/or any replacement or substitute thereof)) may not be amended in any manner that would allow any Person other than JG to hold a majority of the equity (or economic) interests, voting, approval ,veto, consent or other decision-making power of JGV Consulting LLC.
(c)    JG hereby absolutely, unconditionally and irrevocably guarantees to HHC and the Company, and their permitted assigns, , as a primary obligor and not merely as a surety, the full and prompt payment and performance when required and due of any and all of JG TopCo’s obligations under this Agreement (the “Obligations”). JG irrevocably waives presentment, demand, protest, and any notice not provided for in this Agreement. JG acknowledges and agrees that HHC and the Company would not enter into this Agreement or consummate the transactions contemplated hereby unless JG provides this guaranty and that JG will benefit personally from JG TopCo, HHC and the Company entering into this Agreement and consummating such transactions. This guaranty will survive the consummation of the Closing (as defined in the MIPA) and remain in full force and effect until all of the Obligations have been fully discharged pursuant to the terms of this Agreement. JG hereby agrees that HHC may proceed against Parent before or after, or simultaneously with, proceeding against JG TopCo for a breach or default by JG TopCo under or in connection with the Obligations. Should HHC seek to enforce the obligations of JG under this Section 2.9 by action in any court or otherwise, JG waives any requirement, substantive or procedural, that HHC first enforce any rights or remedies against JG TopCo or any other Person liable to HHC for all or any part of the Obligations, including, without limitation, that a judgment first be rendered against JG TopCo or any other Person, or that JG TopCo or any other Person should be joined in such cause. Such waiver shall be without prejudice to HHC’s right, at its option, to proceed against JG TopCo or any other Person, whether by separate action or by joinder. This guaranty shall not be terminated or impaired in any way by reason of the bankruptcy or insolvency of JG TopCo or JG. This guaranty is binding upon JG and JG’s and JG TopCo’s successors, including, without limitation, any Person obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of JG TopCo. The guaranty provided in this Section 2.9 is an unconditional and continuing guarantee of payment of the Obligations and not of collection.

Section 3
Units
3.1    Units. All interests of the Members in distributions and other amounts specified in this Agreement, as well as the rights of Members (if any) to vote on, consent to, or approve any matter related to the Company (in accordance with and subject to the terms of this Agreement), shall be denominated in common units of Interests in the Company (each a “Unit” and collectively, the “Units”), and the relative rights, privileges, preferences and obligations of the Members with respect to Units shall be determined under this Agreement and the Act to the extent provided herein and therein.
3.2    Forfeitures of JG TopCo Units; Cessation of Services and Removal for Cause. In the event (i) JG provides notice to HHC or the Company prior to the Lock-Up Expiration Date that he will no longer devote his full business time to the Company and its Subsidiaries (other than (x) a cessation of services as a result of a material breach by HHC of its obligations of this Agreement adversely affecting JG or JG TopCo not cured by HHC within twenty (20) Business Days’ after written notice by JG, or (y) resignation by JG for Good Reason), or (ii) a Cause Event (as defined in below) has occurred (in each case of clauses (i) and (ii), excluding a failure of JG to devote his full business time due to Disability (as defined below) or death (but in either case, subject to HHC’s ability to exercise a Call in accordance with Section 7.4)), upon written notice from HHC to JG and JG TopCo:
(a)    fifty percent (50%) of JG TopCo and its Permitted Transferees’ Units as of the fifth day following delivery of such notice (the “Cessation of Services Date”) shall automatically be forfeited and cancelled for no consideration as of such date (and Annex B shall be revised accordingly);
(b)    JG shall no longer be the CEO (or in the event JG has not resigned as CEO, HHC may exercise its right to remove JG as CEO by written notice to JG and the CEO);
(c)    the Company shall no longer be obligated to pay the Management Fee to JG or JGV Consulting LLC, except for amounts that have already accrued and remain payable as of such time;
(d)    JG and all of the JG Directors shall be automatically removed from the Board (and JG TopCo shall thereafter no longer be entitled to designate a Director); and
(e)    solely in the event that (i) without the occurrence of a Cause Event, a forfeiture is triggered in accordance with Section 3.2(i) above, and (x) JG engages in any business that competes with the Business or (y) after such forfeiture and cancellation of JG TopCo and its Permitted Transferees’ Units the remaining Units held by JG TopCo and its Permitted Transferees comprise a Percentage Share of less than 20% or (ii) a Cause Event has occurred, then all of JG TopCo’s and its Permitted Transferees’ voting, approval, consent and decision-making rights specified herein (including the Major Decisions under Section 6.2 and any right to designate a Director) shall terminate automatically (and HHC shall thereafter assume the rights of JG TopCo and its Permitted Transferees’ with respect to the designation of the JG Directors), other than the right, for so long as JG and his Permitted Transferees hold a Percentage Share of at least ten percent (10%), to veto any transaction or contract with HHC or any Affiliate of HHC that is not on arms-length terms (provided, that payment of the Management Fee to HHC or its Affiliates or a designee thereof providing services to the Company and its Subsidiaries shall be determined as a Major Decision under Section 6.2).

Section 4
Capital Contributions; Budgets; Preemptive Rights
4.1    Capital Contributions. In connection with the Contribution Agreement, on the Effective Date, each Member has made Capital Contributions in the amount (or with respect to property other than cash, with an Agreed Value) specified next to its name on Annex B hereto. No Member shall have any obligation to the Company, to any other Member or to any third party, including any creditor of the Company, to make any additional capital contributions to the Company, and no Member in its capacity as such shall be liable for the debts, obligations or liabilities of the Company. Subject to the prior written approval of HHC and JG TopCo, in the event of an anticipated cash deficiency at the Company or any of its Subsidiaries, the Members may make loans or capital contributions for equity to the Company, pro rata based on their respective Percentage Shares or otherwise, on terms to be mutually agreed.
4.2    Operating Budget.
(a)    A detailed initial budget of the Company and its Subsidiaries (subject to approval by the Board and HHC, as in effect from time to time, the “Budget”) for the period beginning on January 1, 2022 and ending December 31, 2022 is attached as Exhibit A, together with the fuller initial five-year business plan of which the initial Budget (as to the year fiscal year 2022) is a part (subject to approval by the Board and HHC, as in effect from time to time, the “Business Plan”). The Budget and the Business Plan attached as Exhibits A is hereby deemed to have been approved by the Board and HHC for the periods set forth therein. No later than one-hundred and twenty (120) days prior to the start of the Fiscal Year ending December 31, 2023 and any subsequent Fiscal Year, the CEO and the other Officers shall prepare and submit to the Board and HHC for their review and approval (with respect to HHC under Section 6.2(l)) a proposed budget and business plan for the next Fiscal Year and five-year period including such Fiscal Year in the same form attached as Exhibit A (or in such other form as is otherwise approved by HHC), respectively.
(b)    Subject to approval under Section 6.2(l), the Board may at any time modify any Budget or Business Plan.
4.3    Preemptive Rights.
(a)    If, at any time after the date of this Agreement, the Company (subject to approval under Section 6.2(j)) proposes to issue or sell any Interests (including any Units) in the Company or securities directly or indirectly exercisable or exchangeable for, or convertible into, Interests (or Units) in the Company (including any option, warrant or other right to subscribe for, purchase or otherwise acquire Interests (or Units) in the Company, the “Preemptive Securities”), then, prior to any such issuance or sale, the Company shall give HHC and JG TopCo written notice of such proposed issuance or sale describing in reasonable detail the Preemptive Securities (including the number proposed to be issued or sold), the purchase price per unit of Preemptive Securities, the payment and other material terms and such Member’s Preemptive Securities Pro Rata Portion (each such written notice, a “Preemptive Rights Notice”). Each of HHC and JG TopCo shall have the option, exercisable by written notice to the Company within 30 days after receipt by such Member of the Preemptive Rights Notice (such written notice, an “Exercise Notice” and such period, the “Exercise Period”), to elect to purchase from the Company, on the same terms and conditions as set forth in the Preemptive Rights Notice, all or any portion of its Preemptive Securities Pro Rata Portion (as defined below), plus in the event the other Member does not exercise their pre-emptive rights hereunder with respect to their entire Preemptive Securities Pro Rata Portion pursuant to a timely Exercise Notice, all or any portion of such Preemptive Securities in accordance with the following sentence. The “Preemptive Securities Pro Rata Portion” for any Member shall be such portion of the Preemptive Securities equal to the Percentage Share of such Member. In any Exercise Notice, the Member electing to exercise its pre-emptive rights pursuant to this Section 4.3 (each, an “Electing Member”) shall specify the number of Preemptive Securities, up to its Preemptive Securities Pro Rata Portion, that it desires to purchase, and subject to the other Member not exercising his or its pre-emptive rights hereunder with respect to such other Member’s entire Preemptive Securities Pro Rata Portion pursuant to a timely Exercise Notice, such remaining portion of Preemptive Securities. Any Member who shall fail to give the Company an Exercise Notice during the Exercise Period (or does not timely exercise such Member’s pre-emptive rights with respect to his or its Preemptive Securities Pro Rata Portion) shall be deemed to have forfeited such Member’s right to acquire the Preemptive Securities offered (or the portion thereof not exercised) pursuant to such Preemptive Rights Notice but, for the avoidance of doubt, any such failure shall not affect such Member’s pre-emptive rights pursuant to this Section 4.3 with respect to any future issuances or sales of Preemptive Securities.
(b)    During the 120 days (which such 120-day period may be extended for a reasonable time to obtain any required regulatory approvals) following the expiration of the Exercise Period, the Company shall be entitled to issue or sell the Preemptive Securities described in the Preemptive Rights Notice with respect to which the Electing Members declined to exercise the pre-emptive right set forth in this Section 4.3 on a price per unit of Preemptive Securities not less than, and otherwise on terms no less favorable to the Company than, those set forth in the Preemptive Rights Notice. If the Company has not sold such Preemptive Securities within such time period, the Company shall not thereafter issue or sell any Preemptive Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 4.3.
(c)    The closing of the issuance or sale of Preemptive Securities to any Electing Member shall occur on the date and at the location specified by the Company in the Preemptive Rights Notice, subject to the other provisions of this Section 4.3.
(d)    The Percentage Shares shall be automatically appropriately adjusted to reflect any issuance or sale of Preemptive Securities and an updated Annex B shall be circulated to the Members by the Company in accordance with Section 2.7.
Section 5
Capital Accounts; Distributions; Allocations
5.1    Capital Accounts.
(a)    A Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be credited with (i) the amount of any Capital Contribution made in cash by such Member, (ii) the Agreed Value (net of any liabilities the Company is considered to assume under or take subject to Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member, (iii) allocations to such Member of Net Income pursuant to Section 5.2, and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Member’s Capital Account shall be debited with (w) the amount of any cash distributed to such Member, (x) the Agreed Value (net of liabilities that such Member is considered to assume under or take subject to Section 752 of the Code) of any property other than cash distributed to such Member, (y) allocations to such Member of Net Loss pursuant to Section 5.2, and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. Each Member’s Capital Account shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company Property at Agreed Value upon the occurrence of any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5) based upon the manner in which gain or loss upon a sale of all the assets of the Company for Agreed Value would be allocated and, in the case of any revaluation while the Warrant is outstanding.
(b)    In the event that all or any portion of any Interest is transferred (or deemed transferred) in accordance with this Agreement, the transferee(s) of such Interest shall succeed to all or the corresponding portion, as the case may be, of the transferor’s Capital Account.
5.2    Book Allocation of Net Income and Net Loss.
(a)    Except as otherwise provided in Sections 5.2(b) through (h) and (k), Net Income or Net Loss for any Fiscal Year, and to the extent that the Board determines it is necessary or appropriate, individual items of income, gain, loss and deduction of the Company shall be allocated among the Members so as to cause each Member’s Adjusted Capital Account balance to equal as nearly as possible (i) the amount of the distribution pursuant to Section 10.2(c) which such Member would receive if, at the end of such Fiscal Year, each Company asset were sold for an amount of cash equal to such asset’s Book Value, each liability of the Company were satisfied in cash in accordance with its terms (limited, with respect to each Nonrecourse Liability, to the Book Value of any asset or assets securing such Nonrecourse Liability), and all remaining cash of the Company were distributed to the Members in accordance with Section 5.4 minus (ii) such Member’s shares of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debt, computed immediately prior to the hypothetical sale of assets.
(b)    If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in the order specified in Treasury Regulation Section 1.704-2(j)(2) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Treasury Regulation Section 1.704-2(g)(2)). This Section 5.2(b) is intended to be a “minimum gain chargeback” described in Treasury Regulation Section 1.704-2(f) and is to be interpreted in a manner consistent therewith.
(c)    If there is a net decrease during a Company taxable year in the Minimum Gain Attributable to a Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in the order specified in Treasury Regulation Section 1.704-2(j)(2) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(g)(2)), during such year. This Section 5.2(c) is intended to be a “partner minimum gain chargeback” described in Treasury Regulation Section 1.704-2(i)(4) and is to be interpreted in a manner consistent therewith.
(d)    Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that are attributable to a Member Nonrecourse Debt shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(1).
(e)    The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Shares.
(f)    In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or

1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to be a “qualified income offset” described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.
(g)    To the extent that an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company Property) or loss (if the adjustment decreases the basis of the Company Property), and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), as the case may be.
(h)    In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Section 5.2(b) through (g), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Section 5.2(b) through (g), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member’s Capital Account balance and (y) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulation Sections 1.704-2(g) and (i)(5) and (ii) the Capital Account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to any Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 5.2(a) (without giving effect to the reference therein to Section 5.2(b) through (h)).
(i)    In the event that any item or items of income, gain, loss or deduction of the Company or any Member (or any Person related to a Member) is reallocated between the Company and any Member (or any Person related to a Member) pursuant to Code Section 482, then the allocation of the income, gain, loss or deduction of the Company for the year in which such reallocation occurs shall be made in such a fashion that the Capital Accounts of all Members, after taking into account any deemed contributions or distributions arising in connection with such reallocation, shall be equal to what they would have been if no reallocation had occurred.
(j)    In the event that the Percentage Shares of the Members shall change pursuant to the terms of this Agreement, there shall be an interim closing of the books of the Company as of the close of the day of such change (the “Interest Change Date”) and the Capital Accounts of the Members shall be revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) effective immediately prior to the event giving rise to the interim closing of the books of the Company. The Net Income or Net Loss of the Company for the period ending on the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect prior to the Interest Change Date. The Net Income or Net Loss of the Company for any period commencing after the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect after the Interest Change Date. Notwithstanding the foregoing, if the Interest Change Date is not the last day of a month, Net Income or Net Loss of the Company for the month in which the Interest Change Date occurs shall be prorated on a daily basis between the portion of the month ending on the Interest Change Date and the remainder of such month.

(k)    In the event that any Member contributes any services to the Company, or a Member otherwise provides or makes available such services to the Company and in connection therewith the Company is entitled to a current tax deduction (including depreciation and amortization allowed in any current year) in excess of the amount paid for such services by the Company in cash or property (other than an interest in the Company) or otherwise taken into account as part of the Agreed Value of such Member’s Capital Contributions contributed to the Company on the Effective Date, the amount of such excess shall be treated as a Capital Contribution by such Member and a corresponding amount of the Company’s deductions shall be specially allocated to such Member, with no net effect on such Member’s Capital Account.
(l)    The provisions of this Section 5.2 shall also apply to any Subsidiary of the Company that is treated as a partnership for federal income tax purposes.
5.3    Tax Allocations. For income tax purposes, all items of income, gain, loss, deduction and credit shall be allocated among the Members in the manner set forth in Section 5.2; provided, however, that (a) all items of income, gain, loss and deduction with respect to any property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 5.1(a)) shall be allocated for income tax purposes so as to take into account any variation between the adjusted tax basis of such property and its Agreed Value at the time of contribution (or the event requiring revaluation) in accordance with Section 704(c) of the Code (and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)) and the remedial method described in Treasury Regulation Section 1.704-3(d), (b) any gain arising from a disposition of Company Property that is characterized as ordinary income pursuant to Section 1245 or 1250 or any other applicable provision of the Code shall, to the extent that other items can be allocated in such a way that this proviso does not affect the total amount of taxable income or loss allocable to any Member for tax purposes, be allocated to the Members who were allocated the depreciation or other deductions giving rise to such ordinary income in proportion to the deductions allocated to such Members (treating any such deductions allowable to any Member or Affiliate thereof for any period during which the Company Property was held by such Member or Affiliate as deductions allocable to such Member) and (c) creditable foreign taxes shall be allocated in accordance with Treasury Regulation § 1.704-1(b)(4)(viii). Any increase (or decrease) in taxable income or loss resulting from adjustments to the basis of the assets of the Company made pursuant to Section 743 of the Code shall be taken into account by the Member or Members to which such adjustment is attributable. The provisions of this Section 5.3 shall also apply to any Subsidiary of the Company that is treated as a partnership for federal income tax purposes.
5.4    Distributions.
(a)    Distributions. The Board may, from time to time, cause the Company to distribute Available Cash pro rata to the holders of Units in accordance with their respective Percentage Shares.
(b)    The Company and its Subsidiaries shall, to the extent required by applicable law, withhold taxes from distributions made to any Member, or pay taxes on behalf of any Member (including with respect to a Transfer) pursuant to Sections 1441, 1442, 1445 or 1446 or 1471-1474 of the Code or any similar provision of federal, state, local, or foreign law. Any taxes so withheld shall be deemed to have been distributed to such Member or, to the extent that any such tax is not withheld from a distribution, such Member shall promptly reimburse the Company therefor. If any imputed underpayment (including associated interest, penalties, or additions to tax) is required to be paid by the Company or its Subsidiaries pursuant to Section 6225 of the Code or other applicable law with respect to income allocable to a Member or former Member, such Member or former Member (and, in the case of a former Member, its transferee) shall promptly (and in any event within 90 days) reimburse the Company therefor. Any amount due from a Member or a former Member to the Company pursuant to the two (2) preceding sentences shall bear interest at the “prime rate” (as specified in The Wall Street Journal, from time to time) plus three percent

(3%) from the time of payment by the Company of the tax or imputed underpayment to the time of payment by the Member or former Member, and the Company may offset such amounts against distributions or other amounts due from the Company to such Member. A Member’s obligations pursuant to this Section 5.4(b) shall continue even if such Member ceases to be a Member. The amount of any Partnership Level Taxes paid by the Company or any relevant Subsidiary shall be treated as having been paid by the Company or any relevant Subsidiary on behalf of the Member to which the underlying income is allocable.
(c)    Anything in Section 5.4 to the contrary notwithstanding, no distribution shall be made by the Company to the extent that such distribution is prohibited by, or otherwise would violate, any applicable law.
(d)    No distribution shall be made by the Company except in accordance with this Section 5.4, Sections 1.2(c) or 6.4 of the MIPA, or as otherwise approved under Section 6.2(n).
(e)    Notwithstanding anything to the contrary set forth herein, the parties hereto hereby acknowledge and agree that (i) the Working Capital Funding shall not be distributed to Unit holders, and shall be separated into an amount of $2,500,000 to support the working capital needs of the Company in accordance with the Budget, and $7,500,000 to be held only for investment in growth opportunities for the Company, provided that individual investments or any series of related investments that exceed $1,000,000 that are not expressly contemplated by the Budget shall not be made without the approval of HHC (collectively, the “Minimum Cash Balance Amount”), and (ii) in the event of the exercise by HHC of its rights under the Warrant to purchase additional Interests, any amounts received by the Company pursuant to such exercise shall be immediately distributed to JG TopCo as a special distribution, and no limitations on distributions set forth herein, including in this Section 5.4 or under Section 6.2(n), shall apply to such distribution. Each Member and the Company shall treat the exercise by HHC of its rights under the Warrant to purchase additional Interests followed by a special distribution to JG TopCo as a sale of such Interests by JG TopCo to HHC for U.S. federal and applicable state and local income tax purposes.
5.5    No Interest; No Return of Capital. No interest shall be payable on the Capital Contributions, or in respect of the Capital Accounts, of the Members. Except as expressly provided in this Agreement, no Member shall have the right to require that any portion of its Capital Contributions or Capital Account be returned or otherwise paid over to it.
5.6    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 6
Management; Rights, Powers and Duties
6.1    Board; Officers; CEO Obligations and Management Fee.
(a)    The Board shall initially consist of four (4) Directors (subject to adjustment as contemplated in this Section 6.1(a), Section 3.2 and Section 7.8,) (x) one individual designated by JG TopCo subject to the approval of HHC (such approval not to be unreasonably withheld, delayed or conditioned) that qualifies as an “independent director” under Rule 5605 of the NASDAQ listing rules (the “Independent Director”), (y) two (2) individuals designated by JG TopCo, which individuals shall include JG (the “JG Executive Directors”, and together with the Independent Directors, the “JG Directors”), and (z) one individual designated by HHC (the “HHC Director”); provided, however, that no party may designate a Director with respect to which a “bad actor” disqualifying event described in Rule 506(d)(1)(i)- (viii) under the Securities Act of 1933, as amended (each, a “Disqualification Event”) is applicable, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. To the extent the Board shall constitute any committees, HHC will be entitled to have a representation in such committees in proportion to its representation on the Board. In the event the Percentage Shares of HHC or JG TopCo (together with their respective Permitted Transferees) change after the date hereof, the composition of the Board shall be adjusted as follows:
(i) in the event and for so long as HHC’s Percentage Share (together with its Permitted Transferees) is equal to 25.1% or more and less than or equal to 50%, the Board shall be increased to consist of five (5) Directors, with HHC entitled to designate two HHC Directors (and with no change to the JG Directors as contemplated above);
(ii) in the event and for so long as HHC’s Percentage Share (together with its Permitted Transferees) is equal to 50.1% or more and less than or equal to 75% and JG TopCo’s Percentage Share (together with its Permitted Transferees) is equal to 25% or more and less than or equal to 49.9%, the Board shall consist of five (5) Directors, with HHC entitled to designate two HHC Directors, JG TopCo entitled to designate two JG Executive Directors, and HHC shall have the right to appoint the Independent Director, subject to the approval of JG TopCo (such approval not to be unreasonably withheld, delayed or conditioned);
(iii) in the event and for so long as HHC’s Percentage Share (together with its Permitted Transferees) is equal to 75.1% or more and less than or equal to 90%, HHC shall be entitled to designate two (2) HHC Directors opposite JG (or another designee of JG TopCo) as the sole JG Executive Director (and the other JG Executive Director shall be automatically removed from the Board), and HHC shall have the right to appoint the Independent Director, subject to the approval of JG TopCo (such approval not to be unreasonably withheld, delayed or conditioned);
(iv) in the event and for so long as HHC’s Percentage Share (together with its Permitted Transferees) is equal to 90.1% or more, HHC shall be entitled to designate all of the Directors in such number as HHC may determine from time to time (and JG shall be automatically removed from the Board and shall thereafter no longer be entitled to vote, designate a Director or approve a Major Decision); and
(v) in the event and for so long as JG TopCo’s Percentage Share (together with its Permitted Transferees) is equal to 90.1% or more, JG TopCo shall be entitled to designate all of the Directors in such number as JG TopCo may determine from time to time (and the HHC Directors shall be automatically removed from the Board and shall thereafter no longer be entitled to vote, and HHC shall thereafter no longer be entitled to designate a Director or approve a Major Decision).
Notwithstanding anything to the contrary in this Agreement, JG shall be automatically removed from the Board and JG (or JGV Consulting LLC, as applicable) shall thereafter no longer be entitled to the Management Fee, the right to vote, designate a Director or approve a Major Decision in the event (each of clauses (i) and (ii), a “Competition Event”):(i) following the Lock-Up Expiration Date, (x) JG TopCo’s Percentage Share (together with its Permitted Transferees) is equal to 20% or less, or (y) JG provides notice to the Company and HHC that JG will no longer devote his full business time to the Company and its Subsidiaries and in the case of either (x) or (y) exercises his right to terminate the obligations contained in Section 8.2(a) in accordance with the second sentence of Section 8.2(a), or (ii) JG otherwise breaches the obligations contained in Section 8.2(a), and does not cure such breach within twenty (20) Business Days’ of his receipt of written notice of such breach.
(b)    The initial JG Directors and HHC Director(s) shall be the individuals as set forth on Schedule 6.1(a). HHC and only HHC may remove its designated HHC Director(s) and, except as otherwise contemplated by Sections 3.2, 6.1(a) or 7.8, and JG TopCo and only JG TopCo may remove its designated JG Director(s), at any time and for any reason (or no reason) by giving written notice of same to the Company (and the other Member, as applicable). If either JG TopCo or HHC has terminated a JG Executive Director or HHC Director (as applicable) that it designated, JG TopCo or HHC, as applicable, may designate a replacement Director in such termination notice or in a subsequent notice to such other Member (but in the case of a replacement Independent Director, subject to the approval of (i) HHC, at any time that JG TopCo is entitled to appoint the Independent Director or (ii) JG TopCo, at any time that HHC is entitled to appoint the Independent Director (in the case of either (i) or (ii), such approval not to be unreasonably withheld, delayed or conditioned)). The Members agree to take all actions reasonably necessary for the prompt appointment to the Board of any such replacement Director designated by a Member (or the Members).
(c)    The Board shall have full authority to manage and control the business, affairs and properties of the Company, subject to the terms of this Agreement, including the rights to approve Major Decisions under Section 6.2. The Board may appoint or remove (and may cause the Company’s Subsidiaries to appoint or remove) such officers of the Company (or its Subsidiaries) (each, an “Officer”) with such authority, duties and responsibilities as the Board may determine from time-to-time.
(d)    JG hereby agrees to provide his services to the Company and its Subsidiaries as the Chief Executive Officer of the Company (“CEO”) and to devote his full business time and attention to the business and affairs of the Company and its Subsidiaries and to perform his duties in a diligent, competent, professional and skillful manner, consistent in all material respects with the past practices of the Company (other than in respect of the Company’s financial and accounting practices, the performances of which shall be consistent in all material respects with prudent industry business practice and GAAP) and in accordance with applicable laws and industry policies applicable to the Company and its Subsidiaries. In the event and to the extent JG may perform (subject to the restrictions set forth in Section 8) any personal services or otherwise utilize the JEAN GEORGES name or mark for profit, including any media appearances, hosting, books, publications or special events (“Personal Matters”), which Personal Matters shall not be permitted hereunder in the event they detract from JG’s provision of services as CEO to the Company, JG shall promptly assign or otherwise deliver the revenues from any such Personal Matters to the Company.
(e)    For so long as JG provides his services in accordance with the terms of Section 6.1(d), but subject to termination by the Company or the applicable purchaser in the event of a Sale Transaction (in which case JG’s CEO appointment and service obligations under Section 6.1(d) shall cease subject to negotiation of a commercially reasonable agreement with the purchaser as contemplated by Section 7.5(c)(iv)(x)) or consummation of a Buy/Sell Offer, or as otherwise terminated as contemplated by Sections 3.2(c) or 6.1(a), beginning on the date hereof, the Company shall pay to JGV Consulting LLC an annual management fee (payable in installments on the first day of each month, and pro rata in respect of any partial month) (the “Fee Payment Date”) of (i) until the exercise of the Warrant, $4,000,000 per year and (ii) after the exercise of the Warrant, $3,000,000 per year, such amount to increase automatically by 3% each calendar year after the date hereof ((i) and (ii), subject to the following proviso, the “Management Fee”); provided, however, that to the extent that the lesser of the Company’s available free cash flows (after deduction of overhead costs and expenses) for the applicable month, and working capital at the time a Management Fee installment is due (such lesser amount, the “Fee Threshold”), is less than the amount of the Management Fee installment(s) due at such time (including any outstanding prior Management Fee or portion thereof), the Management Fee(s) payment shall be accordingly reduced to such lesser amount, and the portion of such Management Fee that the Company does not pay shall remain an obligation of the Company, payable to JGV Consulting LLC at the next Fee Payment Date (subject to the Fee Threshold) and in priority to any distribution of cash to the Members under Section 5.4. Notwithstanding anything in this Agreement to the contrary, JG and JGV Consulting LLC hereby acknowledge and agree that in the event of a Sale Transaction, a Management Fee consistent with clause (ii) of the definition of Management Fee above would be a reasonable Management Fee. For so long as JG TopCo is a Member and entitled to consent to Major Decisions under Section 6.2, it is understood and agreed that in the event that the Management Fee is no longer payable to JGV Consulting, JG TopCo shall have the right to approve of a reallocation of the Management Fee to HHC or its Affiliates or a designee thereof providing services to the Company and its Subsidiaries. The fees and payments referred to in this Section 6.1(e) shall be treated as guaranteed payments under Section 707(c) of the Code.
(f)    No Officer or employee shall constitute a “manager” of the Company within the meaning of the Act. Except to the extent, if any, that such authority is granted to any of them by the Board, no Officer or employee shall have the authority to bind the Company. The Board hereby grants the CEO authority to bind the Company with respect to the day-to-day management of the Company and its Subsidiaries provided for in the applicable Budget and Business Plan. The powers of the Officers or employees (including the CEO) shall in any event be subject to Section 6.2. Without limitation of, and subject to, any authority and/or other rights expressly granted hereunder to a Member to act unilaterally (including, for the avoidance of doubt, the authority of the Partnership Representative), no Member, by virtue of his, her or its status as a member of the Company or any of its Subsidiaries (or holder of any Interest or other security in the Company or any of its Subsidiaries), shall have any management power over the business and affairs of the Company or its Subsidiaries or actual or apparent authority to enter into contracts on behalf of, or otherwise to bind, the Company or its Subsidiaries.
6.2    Actions Requiring Member Consent. The Company shall not have the authority to (or to cause any of its Subsidiaries to), and shall not (and shall not cause any of its Subsidiaries to), and without limiting the generality of the foregoing, no Member, Officer or employee shall have the authority to (or to cause any of the Company’s Subsidiaries to), and no Member, Officer or employee shall, or shall cause the Company or any of its Subsidiaries to, take any of the following actions (such actions being herein collectively called the “Major Decisions”), except (x) as expressly contemplated by the applicable Budget and Business Plan, or (y) with the prior written consent of each of JG TopCo (subject to Sections 3.2, 6.1(a) (including in connection with a Competition Event) and 7.8, and provided, however, that with respect to a Sale Transaction contemplated by Section 7.5 and approved by HHC and/or any change in form contemplated by 7.2(b), such consent by JG TopCo with respect to any applicable Major Decision shall not be unreasonably withheld, delayed or conditioned) and HHC (each of the following clauses being in addition to, and not in limitation of, each other of the following clauses):
(a)    cause a dissolution or wind up of the Company or any Subsidiary (other than dissolution or winding up of an immaterial Subsidiary in connection with the cessation of management services provided by such Subsidiary);
(b)    change the name or purpose of the Company or any Subsidiary (other than a change in the name of a particular restaurant), other than as required by law, or change the registered office or registered agent of the Company or any Subsidiary;
(c)    do (or cause the Company or any Subsidiary to do) any of the following, unless such action is not inconsistent with the currently approved Business Plan and Budget or such action is in the Ordinary Course:

(i)    incur any Company or Subsidiary Indebtedness or commit to incur any such Indebtedness, whether on a secured or unsecured basis;
(ii)    execute any documentation to incur any Company or Subsidiary Indebtedness, including any loan agreement, promissory note or mortgage or security deed, lien or encumbrance, which secures any Indebtedness (or any part thereof or any interest therein), or any guarantee by, or on behalf of, the Company or any Subsidiary;
(iii)    modify, amend, prepay, increase, renew, extend or consolidate any Company or Subsidiary Indebtedness (or any loan document evidencing or securing any such Indebtedness) which, when obtained, was either approved or required to be approved;
(iv)    refinance or otherwise replace any Company or Subsidiary Indebtedness which, when obtained, was either approved or required to be approved pursuant to the terms of this Section 6.2; or
(v)    create, assume, incur or consent to or release any interest rate “swap” agreement or similar interest rate hedge or interest rate protection agreement of the Company or any Subsidiary;
(d)    transfer or dispose of any material assets of the Company or any Subsidiary (including any license of material intellectual property (other than in the Ordinary Course) or failure to renew or protect any material intellectual property);
(e)    amend the terms of this Agreement or the Company’s certificate of formation or the organizational documents of any Subsidiaries, or dilute, change or alter in any way the economic interest or the rights, duties or obligations of HHC;
(f)    cause the Company or any Subsidiary to enter into any joint venture, partnership, limited liability company or other similar agreement with any person (other than as contemplated pursuant to the Budget or the Business Plan, or in the Ordinary Course or in relation to a Managed Restaurant Arrangement (collectively, “Ordinary Business Arrangements”)) or otherwise amend, terminate or waive any material right thereunder, other than in respect of Ordinary Business Arrangements; provided, however, that the closure of an owned restaurant shall be subject to approval as a Major Decision;
(g)    enter into any reorganization, merger, conversion or consolidation agreement, or direct or indirect transfer of material assets or equity with respect to the Company or any Subsidiary and any other person (whether with respect to a disposition of the Company’s or any Subsidiary’s businesses, equity or assets or acquisition of new businesses, equity or assets of another person);
(h)    do any of the following: (A) file a voluntary petition in bankruptcy on behalf of the Company or any Subsidiary; (B) consent to the filing of any involuntary petition in bankruptcy against the Company or any Subsidiary; (C) file any petition seeking, or consenting to, the reorganization or relief of the Company or any Subsidiary under any applicable federal or state law relating to bankruptcy or insolvency; (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or any substantial part of the Company’s or any Subsidiary’s property; (E) make a general assignment for the benefit of the Company’s or any Subsidiary’s creditors; or (F) admit in writing to the Company’s or any Subsidiary’s inability to pay its debts generally as they become due;
(i)    cause the Company or any Subsidiary to make any loan to any person;

(j)    except as contemplated by the Warrant, issue any additional Interests (or Units) to an existing Member or other person, or grant or issue any other equity, voting rights, rights to distributions, phantom equity, warrants, options, securities convertible into Interests (or Units) or other rights to acquire ownership interests in the Company or any Subsidiary, or admit any person as a member in the Company or any Subsidiary, or redeem all or any portion of a Member’s interest in the Company or any Subsidiary;
(k)    change any accounting methods or principles, or make any tax elections relating to the Company or any Subsidiary or enter into any settlement or compromise with any federal, state, local or foreign taxing authority on behalf of the Company or any Subsidiary;
(l)    except for the Budget and Business Plan attached hereto as Exhibits A and B, adopt, amend or modify any Budget or Business Plan for the Company and its Subsidiaries, or make or incur any material expenditure not otherwise permitted pursuant to this Section 6.2 or expressly contemplated by the approved Budget and Business Plan, or operate the Company or any Subsidiary in a manner materially inconsistent with the approved Budget or Business Plan (for the avoidance of doubt, the individual restaurant budgets/business plans do not require approval pursuant to this Section 6.2);
(m)    (A) enter into a transaction or contract with (x) a Member or any Affiliate of a Member, (y) any officer or director (or individual holding a similar office with a different name) of any Person described in clause (x), or (z) any relative of any Person described in clause (x) or (y), (B) otherwise amend, terminate or waive any right under any such transaction or contract (it is understood and agreed that a member who is, or whose Affiliate/officer/director/relative is, seeking to be a counterparty to a contract or transaction with the Company or any Subsidiary is not permitted to vote on such contract or transaction) or (C) enter into, amend or terminate a material contract, or waive any material contractual right, including any restrictions on operations such as non-competes or exclusivity provisions (but excluding contracts entered into, amended, terminated or waived in respect of Ordinary Business Arrangements);
(n)    other than distributions of Available Cash in accordance with Section 5.4(a), distribute (or cause the distribution) from the Company or any Subsidiary any cash or other property, or require capital contributions from any Member;
(o)    pay the Management Fee to any Person other than JG or JGV Consulting LLC; or
(p)    enter into, amend, terminate or waive any contract or arrangement to effect any of the foregoing.
Notwithstanding the foregoing:
i.    the Company and its Subsidiaries may enter into, amend, terminate or waive any right under any Ordinary Business Arrangement, provided, that with respect to any enforcement, termination, amendment or modification of the terms of any Ordinary Business Arrangement that would affect such Ordinary Business Arrangement in a manner materially adverse to the Company or its Subsidiaries, as reasonably determined by the Board, HHC shall retain its Major Decision right with respect thereto; and
ii.    with respect to each restaurant owned (for the avoidance of doubt, other than by “management” agreement) by the Company or any of its Subsidiaries the Company and its Subsidiaries may (without Major Decision approval), in each case, not inconsistent with the Budget:

1.    Enter into individual contracts (or a series of related contracts) that contemplate payments by or on behalf of the restaurant of $50,000 or less annually with respect to each contract, and no more than $100,000 annually in the aggregate for each such owned restaurant; provided, that renewals or amendments that do not increase the amounts payable under any existing contract shall be without limit;
2.    Enter into any contracts with vendors or other third parties (or a series of related contracts) which, contemplate annual expenditures of no more than $60,000 per year with respect to any single restaurant and $120,000 in any year in the aggregate with respect to all of the owned restaurants;
3.    Sell, purchase, transfer, assign, dispose or encumber assets of any type so long as the value of such assets purchased are no more than $100,000 in any given year in the aggregate with respect to any single restaurant, and $200,000 in any such given year in the aggregate with respect to all of the owned restaurants; and
4.    Enter into development agreements (restaurant, food service, recipes, menus, cuisine concepts, media, programming, etc.), which do not involve any joint venture, partnership or similar obligations and are not otherwise subject to Section 6.2(f), if such matters involve no more than $100,000 in expenditures by the Company or any of its Subsidiaries in any given year in the aggregate.
For the avoidance of doubt, HHC and JG TopCo (solely in its capacity as a Member and holder of approval rights with respect to the Major Decisions (but with respect to JG TopCo subject to reasonableness as to a Sale Transaction contemplated by Section 7.5 and approved by HHC and/or any change in form contemplated by Section 7.2(b)), and without limiting JG’s obligations as a Director or Officer hereunder) shall have the right to make such decisions permitted under this Agreement, including whether to grant or withhold approval or consent hereunder (including, with respect to any Major Decisions), in his or its sole discretion (taking into account only their own views, self-interest, objectives and strategic concerns), and, subject to Section 12.3(g), it is acknowledged that HHC may require corporate approvals in connection with its decisions regarding some or all of such Major Decisions. HHC and JG TopCo (solely in its capacity as a Member and holder of approval rights with respect to the Major Decisions (but with respect to JG TopCo subject to reasonableness as to a Sale Transaction contemplated by Section 7.5 and approved by HHC and/or any change in form contemplated by Section 7.2(b)), and without limiting JG’s obligations as a Director or Officer hereunder) shall have no obligation or duty to the Company or the other Member to decide any matter in a particular manner and neither the Company nor any other Member shall have any claim (whether relating to the fact of such decision, any delay in rendering any such decision, or the consequences thereof) by reason of HHC’s or JG TopCo’s having failed to decide any Major Decision in a particular matter. This Section 6.2 is without limitation of the generality of Sections 6.3(a) and 12.15.
6.3    Liability; Duties; Indemnification.
(a)    Notwithstanding anything in this Agreement to the contrary, but without limiting the obligations of any Person under (or the liability of any Person for any breach of) Section 8 or any other Transaction Document, (a) no Member will be liable to the Company or any other Member for any Damages suffered or incurred by any Person on account, or by reason, of any claim based on or arising from any act taken or omitted to be taken by such Member in his, her or its capacity as such, and no Member in his, her or its capacity as such will owe any fiduciary duties to the Company, any other Member or any other Person, and (b) each Director and Officer (in his or her capacity as such) shall owe the same fiduciary duties

(including the duty of loyalty and good faith) to the Company as an officer of a Delaware corporation under the General Corporation Law of the State of Delaware. Without limiting the obligations of the Members, Directors or Officers to the Company or the other parties hereto under this Section 6.3 or the other provisions of this Agreement, (x) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Directors or Officers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or Officer, and (y) the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on any Member, Director or Officer for debts, obligations or liabilities of the Company. Except with respect to the obligations of any Person under (or the liability of any Person for any breach of) Section 8 or any other Transaction Document, (x) there shall be, and each Member, Director and Officer shall be entitled to, a presumption that such Person acted in good faith in any action taken in his, her or its capacity as a Member, Director or Officer, and (y) each Member, Director and Officer in any action taken in his, her or its capacity as a Member, Director or Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Member, Director and Officer reasonably believes are within such Person’s professional or expert competence.
(b)    The Company will indemnify any Member, Director or Officer (or any Affiliate, director, officer, employee, holder of any equity interests, partner, trustee, member, manager, representative or agent of such Person) (each, in any such capacity, an “Indemnified Person”) and hold him, her or it harmless from and against any loss, damage, liability, obligation, fine, claim, action, suit, proceeding, demand, expense, tax or similar item, whether arising in contract, tort or otherwise, or any attorney fees relating to any of the foregoing (collectively, “Damages”), suffered or incurred (including on account or by reason of any claim, demand, action, suit or proceeding (a “Proceeding”)) by him, her or it (i) relating to or arising out of such Indemnified Person’s acts or omissions in the course of serving in any office of, or otherwise representing or acting for or on behalf of the Company or any of its Subsidiaries (in each case within or reasonably believed by such Indemnified Person to be within, the scope of their authority), or (ii) otherwise by reason of the fact that such Indemnified Person (or any other Indemnified Person in relation to the same Member, Director or Officer) is or was a Member, Director or Officer, except to the extent that a judgment or other final adjudication (in each case which is not subject to appeal) adverse to him, her or it establishes that his, her or its acts constituted fraud, gross negligence or willful misconduct or were in violation of any provision of this Agreement or involved a violation of law or fiduciary duties (to the extent applicable under Section 6.3(a)); provided, however, that, notwithstanding anything in this Agreement to the contrary, any such indemnification will be solely from the net assets of the Company, and no Member will be required to make any capital contribution or otherwise pay any amount from its own assets as a result thereof. Upon making a claim for indemnification, an Indemnified Person may request in writing that the Company advance to him, her or it the expenses of defending the Proceeding giving rise to such indemnification claim or appearing as a witness or other participation in a Proceeding involving the Company or any of its Subsidiaries and the Company will advance such expenses; provided, however, that such Indemnified Person furnishes the Company with such assurances and security as may be reasonably requested by the Company to assure repayment of the amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that he, she or it was not entitled to be indemnified by the Company pursuant to this Agreement. The Indemnified Person shall agree to return to the Company amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that he, she or it is or was not entitled to be indemnified by the Company in accordance with this Agreement. The indemnification provided by this Section 6.3(b) shall not be deemed to be exclusive of any other rights to which each Indemnified Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to any action in such Indemnified Person’s official capacity and to any action in another capacity, and shall continue as to such Indemnified Person who has ceased to have an official capacity for acts or omissions, during such official capacity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, and for the avoidance of doubt, JG and JG TopCo shall be responsible for, and shall not receive any indemnification or be cleansed of any liability with respect to, any breach or violation of the Contribution Agreement or this Agreement.
(c)    In the event that any Proceeding shall be instituted or asserted or any Damages shall arise in respect of which indemnity may be sought by the Indemnified Person pursuant to Section 6.3(b), such Indemnified Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company’s obligations hereunder except to the extent the Company is actually and materially prejudiced thereby. The Company shall have the right to control the defense of any such Proceeding for which a claim for indemnification is sought by an Indemnified Person. In connection therewith, the Company shall have the right to retain counsel reasonably acceptable to the Indemnified Person, at the Company’s expense, to represent each Indemnified Person and any others the Company may designate in such Proceeding. The Company shall keep the Indemnified Person advised of the status of such Proceeding and the defense thereof and shall consider in good faith recommendations made by the Indemnified Person with respect thereto. In any such Proceeding, the Indemnified Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Indemnified Person’s counsel shall be at the expense of the Company if (i) the Company and such Indemnified Person shall have mutually agreed to the retention of such counsel, (ii) the Company shall have failed, within a reasonable time after being notified by the Indemnified Person of the existence of an indemnified claim, to assume the defense of such indemnified claim or (iii) the defendants to any such Proceeding include both the Company and such Indemnified Person and representation of both parties by the same counsel may involve the Company in a material conflict of interest. The Company shall not be liable for any settlement of any Proceeding effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Company shall not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is seeking indemnification hereunder without the prior written consent of each such Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), unless such settlement includes an unconditional release of each such Indemnified Person from all liability and claims that are the subject matter of such Proceeding. The Company and each such Indemnified Person shall reasonably cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property, consistent with this Agreement.
(d)    The Company hereby acknowledges that one or more of the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from Persons other than the Company (such Persons, excluding for the avoidance of doubt any insurer to the extent that such insurer insures the Company’s liabilities and obligations under this Section 6.3, the “Member Indemnitors”). The Company hereby agrees, in respect of its obligations under this Section 6.3, that (i) it is the indemnitor of first resort, i.e., its obligations to any such Indemnified Person under this Section 6.3 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary, (ii) it shall be required to advance the full amount of expenses incurred by such Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Indemnified Person to the extent legally permitted and as required by this Agreement (or any agreement between the Company and such Indemnified Person), without regard to any rights such Indemnified Person may have against the Member Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company.
(e)    Notwithstanding anything to the contrary in this Agreement, except as otherwise expressly required by law, no Member, solely by reason of being a Member, shall have any liability with respect to the liabilities of the Company in excess of (i) the amount of its aggregate Capital Contributions made to the Company, (ii) its share of any undistributed profits and assets of the Company and (iii) the amount of any distributions wrongfully distributed to it.
6.4    Insurance. The Company shall purchase and keep in force during the term of this agreement general liability insurance, liquor liability insurance, property insurance, if the Company or any Subsidiary owns property, and such other customary insurance for the Company and its Subsidiaries with such insurers and in such amounts not less (and with deductible amounts not greater) than those maintained by the Company as of the date of this Agreement. General liability and excess liability insurance shall name JG TopCo and HHC as additional insureds. All policies of insurance required to be carried by Company pursuant to this Agreement shall include a waiver by the insurer of any right to subrogation against JG TopCo and HHC which could arise by reason of any payment under such insurance policy or by reason of any act or omission of any of them. The parties hereto agree that the Company shall use reasonable best efforts to obtain “key man” life and disability insurance on JG in form and substance reasonably acceptable to HHC, and JG agrees to cooperate fully with the Company in securing and maintaining said policies, including, but not limited to submitting himself to any physical examination which may be required at such reasonable times and places as Company shall specify.
6.5    No Interest in Company Property. No Company Property shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company, and legal title to all assets of the Company shall be taken and at all times held in the name of the Company.
6.6    Services and Support. Upon reasonable request, HHC shall cause its Affiliates to provide services and support to the Company and its Subsidiaries subject to mutual written agreement between the Company and HHC as to the costs payable to HHC therefor prior to delivery of such services and support.
6.7    Seaport Arrangements. JG TopCo and HHC shall negotiate in good faith reasonable modifications to the current management service agreements entered into between Creative Culinary Management Company (an affiliate of JG) and affiliates of HHC to permit the occasional use from time to time of employees or services from Creative Culinary Management Company in other JG opportunities to the extent such use does not interfere with ordinary course operations at the Seaport, it being understood and agreed that at any time HHC shall have the right to terminate such use of Creative Culinary Management Company in its sole discretion.
6.8    Publicity Rights. In the event JG TopCo no longer holds a majority of the Interests of the Company, the Company shall not, without the prior written consent of JG, use or otherwise exploit the image or likeness of JG, other than to the extent such uses are already in place at such time.

Section 7
Transfer of Interests; Exit Rights
7.1    No Transfers.
(a)    A Member may not Transfer any of such Member’s Interest (and each Member shall procure that no Transfer of any of such Member’s Interest occurs), except pursuant to and in accordance with this Section 7. Any Transfer, or purported Transfer, in violation of this Agreement shall be null and void ab initio and the transferee, or purported transferee, in any such Transfer, or purported Transfer, shall not be admitted as a Member or obtain any rights under this Agreement.
(b)    Notwithstanding anything contained in this Agreement to the contrary, no proposed Transfer by a Member of any of such Member’s Interest (other than pursuant to Sections 7.4, 7.5 or 7.6) may be made (and each Member shall procure that no Transfer of any of such Member’s Interest (other than pursuant to Sections 7.4, 7.5 or 7.6) occurs) if: (A) the Company, or the other Member, reasonably determines such Transfer would result in the Company being treated as anything other than a partnership for United States federal income tax purposes; (B) such Transfer could cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder; or (C) such Transfer would result in the Company being regulated under the Investment Company Act of 1940, as amended.
(c)    Each transferee agrees, to the extent required by applicable law, to deduct and withhold any taxes required to be withheld by the transferee, including, without limitation, pursuant to Section 1446(f) of the Code, and if the transferee fails to do so, it acknowledges that the Company may deduct such taxes (plus any applicable interest and penalties) from amounts otherwise attributable to the transferee, and such amounts shall be treated as distributed to the transferee for all purposes of this Agreement.
7.2    Certain Transfers.
(a)    Subject to all of the other provisions of this Section 7, (i) a Member may directly Transfer all or any portion of such Member’s Interest in a Permitted Transfer, (ii) a direct or indirect holder of equity interests in a Member may directly Transfer all (but not less than all) of such equity interests in a Permitted Transfer, and (iii) a Member may directly Transfer all or any portion of such Member’s Interest, and his, her or its Permitted Transferee’s Interests, in accordance with Sections 7.3, 7.4, 7.5 or 7.6.
(b)    In connection with a Going Public Transaction or a Sale of the Company, subject to Section 6.2, if the Board determines that corporate structure changes are reasonably necessary or appropriate, including conversion to a corporation, election for the Company to be treated as a corporation for applicable tax purposes, the transfer of all Units to a new corporation or the transfer of substantially all of the Company’s assets to a new corporation, pursuant to a merger, recapitalization, contribution, reorganization, or otherwise, (i) the Company may, and may cause its Subsidiaries to undergo such corporate structure changes (and eliminate voting, board designation and other rights of Member’s not customarily retained in connection with a Going Public Transaction) and (ii) each Member shall execute and deliver or cause to be executed and delivered such further instruments and take such further action as the Company may reasonably request in order to effectuate such corporate structure change, so long as such restructuring would not disproportionately dilute the ownership interests of such Member.
(c)    For the avoidance of doubt, other than by Permitted Transfer or a Sale of the Company, it is understood that neither JG TopCo nor its Permitted Transferees may Transfer any Interest until after the Lock-Up Expiration Date (and then, only to the extent permitted in this Section 7).

7.3    Right of First Refusal.
(a)    (i) With respect to JG TopCo, at any time after (but only after) the Lock-Up Expiration Date, and solely with respect to the sale by JG TopCo and its Permitted Transferees of an Interest (and Units) representing no more than a twenty-five percent (25%) Percentage Share and no less than a five percent (5%) Percentage Share, or (ii) with respect to HHC, at any time and for no less than a five percent (5%) Percentage Share, if such Member (either JG TopCo in accordance with clause (i) or HHC in accordance with clause (ii), the “Initiating Member”, and the other Member, the “Non-Initiating Member”) receives (whether initiated by the Initiating Member or via an unsolicited bid) a bona fide written offer from a Third Party (such Person, the “ROFR Purchaser”), to purchase such applicable portion of his, her or its and/or his, her or its Permitted Transferees’ Interests (the “Offered Securities”) for cash, cash equivalents or Marketable Securities, such Initiating Member shall be permitted to consummate such Transfer in accordance with this Section 7.3 if such Initiating Member first offers the Non-Initiating Member the right to purchase all such Offered Securities pursuant to a written notice containing (i) the ROFR Purchaser’s identity (and the identity of any Persons that control such ROFR Purchaser) and (ii) a reasonably detailed description of the material terms and conditions for the proposed Transfer (including price (and confirmation of market value of any Marketable Securities as of the date of such ROFR Purchaser offer), payment terms and conditions to closing) (such terms and conditions, the “ROFR Terms”, and such notice, the “ROFR Notice”); provided, however, that if such Third Party is a Prohibited Person, the Initiating Member shall only be permitted to consummate a sale to such Third Party following receipt of the written consent of the Non-Initiating Member.
(b)    In the event that the Non-Initiating Member does not deliver to the Initiating Member written notice of his, her or its binding agreement to purchase all of the Offered Securities in accordance with the ROFR Terms within 45 days after the ROFR Notice is given (the “ROFR Period”), then, subject to Section 7.3(d), the Initiating Member shall have the right, for a period of 90 days (which such 90-day period may be extended for a reasonable time to obtain any required regulatory approvals) after expiration of the ROFR Period, to sell all (but not less than all) of the Offered Securities to the ROFR Purchaser on terms and conditions no less favorable in the aggregate to the ROFR Terms (a “ROFR Compliant Sale”). In the event the Initiating Member does not consummate a ROFR Compliant Sale during the 90-day period (as extended with respect to any required regulatory approvals) after the expiration of the ROFR Period, then the Initiating Member may not thereafter sell its Interest to a Third Party without giving the Non-Initiating Member a new ROFR Notice pursuant to Section 7.3(a) (and otherwise complying anew with this Section 7.3).
(c)    In the event that the Non-Initiating Member timely delivers to the Initiating Member written notice of his, her or its binding agreement to purchase all of the Offered Securities in accordance with the ROFR Terms, the Offered Securities shall be sold to the Non-Initiating Member on such terms.
(d)    During the ROFR Period, (i) in the event JG TopCo and its Permitted Transferees Percentage Share at such time is in excess of fifty percent (50%), HHC, or (ii) in the event HHC and its Permitted Transferees Percentage Share at such time is in excess of fifty percent (50%), JG TopCo (clause (i) or (ii), as applicable, the “Tagging Party”), the Tagging Party shall have the right and option, by delivering to the Initiating Member a written notice within the ROFR Period (a “Tag Notice”), to sell, on the same terms and conditions as the ROFR Compliant Sale by the Initiating Member to a Third Party, a number of Units equal to the product of: (A) the number of Units owned by the Tagging Party and its Permitted Transferees at such time, and (B) the quotient obtained by dividing the number of Units included in the Offered Securities subject to the ROFR Compliant Sale and the aggregate number of Units owned by the Initiating Member and its Permitted Transferees at such time (such common Units, the “Tag-Along Participation Securities”) (and if the ROFR Purchaser is not willing to purchase such number of Units from the Tagging Party, the number of Units to be sold by each of the Initiating Member and the Tagging Party and their respective Permitted Transferees shall be reduced in accordance with their respected Percentage Shares). As promptly as practicable after the consummation of any ROFR Compliant Sale including Tag- Along Participation Securities pursuant to this Section 7.3(d) and the receipt of the consideration therefrom, the Initiating Member shall remit to the Tagging Party the portion of consideration for the Tag-Along Participation Securities received pursuant thereto unless the Tagging Party received such consideration directly. The Initiating Member shall not effect the Transfer of any Units pursuant to this Section 7.3 in the event a Tag Notice is delivered in accordance with the terms of this Section 7.3(d) unless a proportional amount of (x) Units of the Initiating Member and its Permitted Transferees and (y) Units that the Tagging Party and/or its Permitted Transferees has exercised the right to sell pursuant to this Section 7.3(d), are simultaneously sold.
7.4    Call Rights.
(a)    Following the occurrence of the death or Disability of JG, HHC shall have the right, upon written notice (a “Call Notice”) to JG Topco (or upon receipt of updated notice information from his duly authorized executor or legal guardian or legal representative as applicable (the “JG Executor”) together with supporting detail evidencing such authority to the reasonable satisfaction of HHC, to the JG Executor), to elect to purchase JG TopCo and its Permitted Transferees’ Interests in accordance with the terms of this Section 7.4 (a “Call”). Upon delivery of a Call Notice, all of the voting, consent and approval rights (including with respect to Major Decisions) of JG TopCo, its Permitted Transferees and the JG Directors under this Agreement shall automatically terminate, provided that such rights shall be reinstated in the event HHC does not make the Call Payment when due and comply with the other terms of this Section 7.4.
(b)    The amount paid for JG TopCo and its Permitted Transferees’ Interests sold pursuant to a Call shall be the Fair Market Value as of the delivery of the Call Notice, paid in cash (subject to deduction of expenses in accordance with Section 7.4(c), the “Call Payment”). The transfer documentation effecting the Call shall be in form and substance reasonably acceptable to HHC (which for the avoidance of doubt shall include representations and warranties substantially the same as those made by JG TopCo in the MIPA), transferring JG TopCo and its Permitted Transferees’ Interests to HHC free and clear of all liens or encumbrances, other than under applicable securities laws and this Agreement. The closing of any purchase and sale of JG TopCo and its Permitted Transferees’ Interests pursuant to a Call shall occur at the offices of the Company on the tenth Business Day after the final determination of the Fair Market Value thereof in accordance with Sections 7.4(c) (or, if later, five (5) Business Days after all governmental or third party approvals required for the purchase and sale have been obtained) or at such other place, date and time mutually agreed upon by HHC and JG TopCo (or the JG Executor, as applicable).
(c)    For the period ending 30 days after delivery of a Call Notice (the “Negotiation Period”), HHC and JG TopCo (or the JG Executor, as applicable) shall in good faith negotiate the Fair Market Value of JG TopCo and its Permitted Transferees’ Interests. In the event that HHC and JG TopCo (or the JG Executor, as applicable) agree thereon, such agreed upon value shall be the Fair Market Value payable for such Interests. In the event that HHC and JG TopCo (or the JG Executor, as applicable) do not agree thereon within the Negotiation Period, then either HHC or JG TopCo (or the JG Executor, as applicable) may begin a “baseball arbitration” by giving the other written notice thereof (an “Arbitration Notice”). Within 30 days after the giving of an Arbitration Notice, HHC and JG TopCo (or the JG Executor, as applicable) shall (a) jointly select an independent nationally-recognized investment banking firm or valuation firm experienced in valuing businesses such as the Company who has not been hired or provided services to either HHC or JG TopCo (or the JG Executor, as applicable), or their respective Affiliates, within the last three years (but in the event they cannot agree on such a firm during such 30-day period, then the ICC International Centre for ADR will select such a firm pursuant to the ICC Rules for the

Appointment of Experts and Neutrals) (the “Arbitrator”) and (b) each submit to the other (and to the Arbitrator) its calculation of the Fair Market Value of JG TopCo and its Permitted Transferees’ Interests. The Arbitrator shall be instructed to choose the party (HHC or JG TopCo (or the JG Executor, as applicable)) whose calculation of the Fair Market Value of JG TopCo and its Permitted Transferees’ Interests is closer to the calculation thereof by the Arbitrator, and such Party’s Fair Market Value calculation shall be the Fair Market Value of JG TopCo and its Permitted Transferees’ Interests for purposes of such Call, such determination being final and binding upon each Party and non-appealable. HHC and JG TopCo (or the JG Executor, as applicable) shall direct the Arbitrator to render its determination within 30 days following the submission of the dispute to the Arbitrator. In acting hereunder, the Arbitrator shall be acting as an appraising expert and not as an arbitrator. For purposes of determining Fair Market Value, the parties shall cooperate with and make available to each other and their respective Representatives and the Arbitrator (if applicable) all information, records and other data as may be reasonably required in connection with determining Fair Market Value and the resolution of any disputes with respect thereto. In connection with the resolution of any such dispute by the Arbitrator, each of HHC and JG TopCo (or the JG Executor, as applicable) and their respective Representatives shall have a reasonable opportunity to jointly meet with the Arbitrator to provide their respective views as to any disputed issues with respect to the determination of Fair Market Value. The fees and expenses of the Arbitrator and the other reasonable out-of-pocket fees and expenses of the party that was selected by the Arbitrator incurred in connection with this Section 7.4 shall be borne, in their entirety, by the party that was not selected by the Arbitrator.
7.5    Sale Process.
(a)    HHC Sale Process Rights. Following the earlier of the third anniversary of the Effective Date and the Cessation of Services Date, HHC may, on no more than one occasion within any eighteen (18) month period, give written notice to JG TopCo (a “Sale Notice”) of its desire to initiate a Sale of the Company or Going Public Transaction process in accordance with Section 7.5(b).
(b)    Right to Direct a Sale Process. Following delivery of a Sale Notice, HHC shall have the right, but not the obligation, to cause (and utilize the Company and its Subsidiaries in furtherance thereof) the Company (and its Subsidiaries, as applicable) to enter into (subject to JG TopCo’s consent pursuant to Section 6.2) and consummate a bona fide (i.e. without deceit or fraud) Sale of the Company or Going Public Transaction with a Third Party in accordance with the terms of this Section 7.5 (a “Sale Transaction”), and HHC shall be permitted initiate a process to seek a Sale Transaction and to direct and control all decisions in connection therewith (including the hiring or termination of any investment bank and/or other professional advisers and making all decisions regarding valuation and consideration), and the Members shall participate in, and cooperate in good faith with, such process, in each case as requested by HHC. HHC shall conduct any such process in regular consultation with JG TopCo and will keep JG TopCo reasonably and regularly apprised of all material developments related to any such process.
(c)    In the event of a Sale Transaction, (i) each Member will waive any dissenter’s rights and other similar rights, (ii) if the Sale Transaction is structured as a sale of securities, each Member will agree to sell such Member’s Interests on the terms and conditions of the Sale Transaction, (iii) notwithstanding the structural or other changes to the Company or any of its Subsidiaries in connection with the Sale Transaction, JG and any employees of the Company or its Subsidiaries shall remain subject to any non-competition, non-solicitation, corporate opportunity, non-disparagement and confidentiality obligations or similar restrictive covenants existing as of the date of such Sale Transaction in accordance with the terms thereof as then in effect (including any such obligations under Section 8), and (iv) if required by the purchaser (or underwriter or similar counterparty to the Sale Transaction), (x) excluding any Sale Transaction after the Cessation of Services Date, JG shall negotiate and enter into a commercially reasonable consulting or similar agreement with such purchaser or other counterparty for a period of up to three years after the closing of the Sale Transaction, and (y) JG TopCo will roll over up to twenty-five percent (25%) of its and its Permitted Transferees’ equity into the Company or such other Entity surviving the Sale Transaction owned by the purchaser (or similar counterparty to the Sale Transaction). Each Member will take all reasonably necessary actions as directed by HHC in connection with the consummation of any Sale Transaction, including by executing the applicable transaction agreements being executed by HHC.
(d)    In a Sale Transaction, the aggregate consideration payable upon consummation of such Sale Transaction (if any) to all Members in respect of their Interests (the “Sale Consideration”) shall be apportioned to and paid to the Members in the Sale Transaction based on the Unit Sale Value of each such Member’s Units. For the avoidance of doubt, in the case of a Going Public Transaction, it is understood and agreed that there may not be any Sale Consideration at the time of consummation and the Members may be subject to a market stand-off or lock-up agreement with respect to their Interests.
7.6    Buy/Sell.
(a)    In the event JG and HHC fail to unanimously approve the Major Decisions set forth in Sections 6.2(f) or (g) (in each case, solely in connection with a potential Sale Transaction), or Section 6.2(l) (in any such case, a “Significant Deadlock”) raised for approval (whether by the Board or a Member) and either JG or HHC (or both) wish to negotiate and discuss such Major Decision in order to come to mutual agreement, HHC and JG shall negotiate in good faith for resolution thereof for a sixty (60) day period (the “Deadlock Negotiation Period”). In the event the Significant Deadlock is not resolved during such period, (i) HHC shall have the right, upon written notice (an “HHC Buy/Sell Notice”) to JG within forty five (45) days of the expiration of the Deadlock Negotiation Period (the “Initial Buy/Sell Period”), to deliver to JG a written offer to purchase all of the Interests owned by JG and his Permitted Transferees, free and clear of all liens and encumbrances, other than under applicable securities laws and this Agreement (a “HHC Buy/Sell Offer”), or (ii) in the event JG does not deliver an HHC Buy/Sell Notice within the Initial Buy/Sell Period and the Significant Deadlock is still not resolved, JG shall have the right, upon written notice (a “JG Buy/Sell Notice”) to HHC within forty five (45) days of the expiration of the Initial Buy/Sell Period (the “JG Buy/Sell Period”), to deliver to JG a written offer to purchase all of the Interests owned by HHC and his Permitted Transferees, free and clear of all liens and encumbrances, other than under applicable securities laws and this Agreement (a “JG Buy/Sell Offer”, and together with the HHC Buy/Sell Offer, a “Buy/Sell Offer”). Following the expiration of the JG Buy/Sell Period, for so long as the Significant Deadlock is not resolved, either Member may deliver a Buy/Sell Offer to the other.
(b)    The Buy/Sell Offer shall set forth all of the terms and conditions on which either HHC or JG TopCo (as applicable) under the HHC Buy/Sell Notice or JG Buy/Sell Notice (the “Triggering Member”) is willing to purchase the Interests owned by the other Member and his or its Permitted Transferee (the “Receiving Member”), shall be a written and binding offer to purchase the Interests owned by the Receiving Member and his or its Permitted Transferees, and shall include the Triggering Member’s determination of the price per Unit to be paid in cash to the Receiving Member and his or its Permitted Transferees for all of the Receiving Member’s and his or its Permitted Transferees’ Units.
(c)    The Receiving Member shall have sixty (60) days (the “Buy/Sell Period”) after receipt of a Buy/Sell Offer to deliver to the Triggering Member a written and binding offer (the “Buy Response ”) to purchase (for cash) all of the Interests owned by the Triggering Member and his or its Permitted Transferees on the same terms set forth in the Buy/Sell Offer (except that the price to be paid by the Receiving Member pursuant to the Buy Response for the Interests owned by the Triggering Member and its Permitted Transferees will be equal to the price per Unit included in the Buy/Sell Offer multiplied by the number of Units held by the Triggering Member and his or its Permitted Transferees).

(d)    If (i) the Receiving Member accepts the Buy/Sell Offer in writing, or (ii) otherwise does not deliver a Buy Response during the Buy/Sell Period, the Triggering Member will be deemed to have accepted the Buy/Sell Offer, and in the case of clause (i) or (ii), the closing of the purchase and sale of Interests contemplated by the Buy/Sell Offer will take place on the date that is ninety (90) days after the last day of the Buy/Sell Period (or, if later, five (5) Business Days after all governmental or third party approvals required for the purchase and sale have been obtained) or on such other date as the Triggering Member and Receiving Member otherwise agree. If the Receiving Member delivers the Buy Response, the purchase and sale of Interests contemplated by the Buy Response will take place on the date that is ninety (90) days after deliver of the Buy Response (or, if later, five (5) Business Days after all governmental or third party approvals required for the purchase and sale have been obtained) or on such other date as the Triggering Member and Receiving Member otherwise agree.
(e)    The transfer documentation effecting the closing of the Buy/Sell Offer transaction shall be in form and substance reasonably acceptable to the party purchasing the Interests, with standard representations of ownership and authority to sell and assign the Interests to the purchaser, and the valid and enforceable transfer of the Interests free and clear of all liens or encumbrances, other than under applicable securities laws and this Agreement, together with such other instruments and documents as may be necessary or desirable to legally effectuate the sale, assignment, conveyance and transfer of the Interests to the purchaser. Following the closing of any such Buy/Sell Offer, the Member transferring his or its Interest hereunder shall remain subject to any non-competition, non-solicitation, corporate opportunity, non-disparagement and confidentiality obligations or similar restrictive covenants existing as of the date of such transaction in accordance with the terms thereof as then in effect (including any such obligations under Section 8). In the event HHC or JG TopCo purchases the Interests of the other Member and his or its Permitted Transferees pursuant to this Section 7.6, the Member selling his or its Interests and the Directors such Member may designate shall be automatically removed from the Board (and the Member purchasing the Interests shall thereafter have the rights of the selling Member with respect to the designation of such former Member’s Director and other Member rights of such former Member).
7.7    Reasonableness. Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Section 7 in view of the Company and the relationship of the Members.
7.8    Certain Effects of Transfer.
(a)    Following a direct Transfer by a Member of all of his, her or its and/or his, her or its Permitted Transferees’ Interests as permitted or required by this Section 7 (a “Permitted Direct Transfer”), any allocations or distributions previously made to, and any Capital Contributions previously made by, the Member (and his, her or its Permitted Transferees, as applicable) Transferring such Interest with respect to such Interests subject to such Transfer shall be deemed to have been made to or by the transferee for purposes of Sections 4, 5 and 10.2, and such transferee shall be entitled to receive distributions of cash or other property, and allocations of Net Income, Net Loss and of items of income, deduction, gain, loss, or credit, from the Company attributable to the Interest subject to such Transfer and shall succeed to all economic and other rights and obligations of the Member transferring such Interest attributable to the Interest subject to such Transfer from and after the effective date of the Transfer.
(b)    Upon consummation of a Permitted Direct Transfer, the transferring Member shall cease to be a Member or to have any right, title or interest in or to or the Company, and this Agreement (other than the rights and obligations under Sections 6.3, 8 and, to the extent applicable, 12, which (as in effect on the date of consummation of such Transfer) shall continue to be binding upon such transferring Member) shall terminate with respect to such transferring Member (and all Indemnified Persons in relation to such transferring Member). However, no such Transfer (and no resulting cessation of such transferring Member’s status as a Member or termination of this Agreement with respect to such transferring Member)

shall relieve the transferor of any of the liabilities and/or obligations of the transferor under this Agreement to the extent required under the terms of this Agreement to have been paid and/or performed prior to the consummation of such Transfer (or of any liability it may have arising out of any breach, misrepresentation, violation or default by the transferor prior to such consummation).
(c)    For so long as HHC or JG TopCo (or their respective successors to Member voting rights in accordance with the proviso hereto) hold any Units, respectively, HHC and JG (respectively) shall be the only Members entitled to vote, approve or consent to any action, or make any other decision, under this Agreement, and their respective Permitted Transferees shall have no independent vote, approval, consent or decision-making right (including any right to designate a Director) under this Agreement or in any event receive the Management Fee (except that JGV Consulting LLC shall be entitled to receive the Management Fee); provided, however, that notwithstanding the Transfer of all the Units of JG TopCo to one or more Permitted Transferees permitted in accordance with Section 7, the recipient of such Units shall not succeed JG with respect to the Management Fee or any of the voting, approval, consent and decision-making rights (including any right to designate a Director) of JG TopCo provided under this Agreement, other than the Major Decisions under Section 6.2 which shall be retained by the recipient of the majority of such Transferred Percentage Shares for so long as such Permitted Transferees hold an aggregate Percentage Share of at least 50%.
(d)    Promptly upon the consummation of a direct Transfer, Annex B hereto shall be automatically amended to reflect such Transfer and the CEO shall promptly deliver to the Members (or if the CEO is not available due to a Transfer by the CEO in his capacity as a Member, the non-Transferring Member shall promptly deliver to the other Members) a copy of such amended Annex.
Section 8
Restrictive Covenants
8.1    Confidentiality.
(a)    Each party to this Agreement will not disclose (i) any Confidential Information with respect to the Company or any of its Subsidiaries, or (ii) any Confidential Information with respect to any Member provided to such party pursuant to or otherwise in connection with the Company or this Agreement, to any other Person other than to his, her or its Affiliates, employees or agents who must have access to the Confidential Information in order to perform the disclosing party’s obligations hereunder (or otherwise need to know such Confidential Information) and who agree to keep such information confidential in accordance with the terms of this Agreement (it being understood and agreed that each party shall be liable to the other parties hereto for any failure of any of his, her or its Affiliates, employees or agents (to whom such party discloses any Confidential Information) to keep such information confidential in accordance with the terms of this Agreement).
(b)    Notwithstanding anything to the contrary in this Agreement, it shall not be a breach of this Agreement to disclose Confidential Information of another party hereto or any of the Company’s Subsidiaries (i) pursuant to an order of any Governmental Entity or if required by law or legal process; provided, however, that the party so ordered to disclose the Confidential Information shall, to the extent permissible, provide prompt notice thereof to the party whose Confidential Information is to be so disclosed to afford such party adequate time to seek a protective order, (ii) to the extent required for any party to enforce or defend his, her or its rights under this Agreement or any other Transaction Document or other contract or transaction to which he, she or it is a party, in each case, involving any of the other parties hereto or their respective Affiliates, (iii) in relation to Confidential Information of the Company or any of its Subsidiaries, as permitted by the other Member(s), or (iv) to a prospective direct transferee of a Member’s Interest (in a transaction permitted under Section 7) if (and only if) prior to any disclosure pursuant to this clause (iv), the prospective transferee (and, if such transferee is not a creditworthy Person, an Affiliate of such prospective transferee reasonably acceptable to the (other) Member(s)) executes and delivers to the Company and the Members a confidentiality agreement in form and substance reasonably satisfactory to the Company and the (other) Member(s).
(c)    No party to this Agreement may disclose to any third party (other than such party’s consultants, accountants, advisors, owners and attorneys related to this matter) or to its employees, directors, or officers other than in their capacity as such on a need-to-know basis, any information with respect to the terms and provisions of this Agreement except: (i) to the extent necessary to comply with law (including applicable stock exchange regulations) or the valid order of a court of competent jurisdiction, in which event(s) the party making such disclosure shall so notify the (other) Member(s) as promptly as permissible (if possible, prior to making such disclosure), and shall seek confidential treatment of such information, (ii) in order to enforce or defend his, her or its rights pursuant to this Agreement or any other Transaction Document or other contract or transaction involving any of the other parties hereto or their respective Affiliates; and (iii) as part of its normal reporting or review procedure to its owners, parents and/or affiliated companies, their banks, auditors, attorneys, accountants and similar professionals, provided, however, that such Persons shall agree to be bound by the confidentiality provisions of this Agreement or are already bound by confidentiality obligations with the disclosing party of a nature similar to those set forth herein (it being understood and agreed that each Member shall be liable to the other Member for any failure of any Person to whom it discloses any information with respect to the terms and provisions of this Agreement as permitted pursuant to this Section 8.1(c) (other than pursuant to clause (i) or (ii) of this Section 8.1(c)) to keep such information confidential in accordance with the terms of this Agreement); provided, further, however, that notwithstanding anything to the contrary in this Agreement (including this Section 8.1), for so long as HHC is, or is controlled by a company that is, subject to Section 13 or 15(d) of the Exchange Act, HHC and its Affiliates (including The Howard Hughes Corporation) may make any disclosures about The Howard Hughes Corporation or any of its Subsidiaries and investments (including with respect to HHC and its Interest in the Company) that are reasonably necessary or appropriate for a public company to make without any restrictions.
8.2    Restrictive Covenants.
(a)    For a period beginning on the date of this Agreement and ending on the later of (i) the fourth anniversary of this Agreement, and (ii) such time that JG TopCo (and JG and any Permitted Transferees) holds less than a 20% Percentage Share, and (iii) such time that JG no longer provides consulting or similar services to the Company or any of its Subsidiaries (the “Non-Compete Period”), JG will not, and will cause JG TopCo and his other Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, engage or participate in, or render management services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise, with or without compensation) any Person engaged in, the Business (a “Competing Business”). Notwithstanding the foregoing, following the fourth anniversary of this Agreement, subject to JG providing thirty (30) days’ prior written notice to HHC and the Company that JG will terminate the Non-Compete Period, JG shall at the end of such thirty (30) day period no longer be bound by the restrictions in this 8.2(a), subject to Section 6.1(a) of the Company LLC Agreement. For purposes of illustration and not limitation, Competing Business includes ownership of, employment by or management services related to food preparation and service in the setting of any restaurant, hotel or hospitality group in any city in which any Company Group Party is engaged or participates (or management has expressed the intent to engage or participate) in any of the businesses or services referred to in clause (i) of the definition of Business. For the purposes of the foregoing, JG will not be in violation of this 8.2(a) solely by reason of his beneficial ownership, together with that of his Affiliates, of five percent or less of a Competing Business’ voting capital stock if (A) such Competing Business is publicly traded and (B) JG and his Affiliates do not control the operation or management of such Competing Business.

(b)    During the Non-Compete Period, JG and HHC will not, and will cause their respective Affiliates (other that the Company and its Subsidiaries) not to, directly or indirectly, (i) solicit for employment, recruit or hire (except within the Company and its Subsidiaries), either as an employee or a consultant, any employee or consultant of the Company or any of its Subsidiaries or (ii) otherwise engage or participate in any effort or act to induce any Person to discontinue a relationship with the Company or any of its Subsidiaries; provided, that general advertisements in media not targeted to any such consultants, employees independent contractors or other Persons shall not deemed prohibited solicitations, recruitment or inducement hereunder.
(c)    Except as disclosed in connection with any action, suit or other proceeding in connection with the rights or obligations of JG or HHC (or their respective Affiliates) under this Agreement, the MIPA or any other action, suit or other proceeding involving the Company or any of its Subsidiaries, JG and HHC shall not and shall cause their respective Affiliates not to (and will use reasonable best efforts to cause their respective Representatives not to), make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against, JG, HHC, the Company and its Subsidiaries or any of their respective Affiliates or Representatives or any of the teams, personnel, products or services of the foregoing.
(d)    Corporate Opportunities. JG agrees that, until the later of: (i) the end of the Non-Compete Period and (ii) the date JG is no longer a member of the Company’s board of directors and does not otherwise provide services as an officer, employee or consultant to the Company or any of its Subsidiaries, JG shall not use (except for the benefit of the Company) or present or offer to any other Person any opportunities relating to the acquisition or ownership of interests in, participation in, operation of or investment in the Business (without regard to city or location of such opportunity), or any business a reasonable person knowledgeable about the Business would characterize as substantially related to the Business.
(e)    JG acknowledges and agrees that the duration, content and scope (including the worldwide scope) of the non-competition and non-solicitation provisions included in this Section 8.2 are reasonable, and that compliance with such covenants is necessary to protect the business and goodwill of the Company, HHC, and their respective Affiliates and are an integral factor in HHC’s determination to enter into and consummate this Agreement, the other Transaction Documents and the Transactions. The Parties acknowledge that HHC would not have entered into and consummated this Agreement and the other Transaction Documents and the Transactions without receiving the additional consideration offered by JG and his Affiliates in agreeing to be bound by the restrictions contained in this Section 8.2, and that such restrictions are a key requirement of the transactions contemplated by this Agreement, the other Transaction Documents and are a reasonable and necessary protection of the immediate interests of each of the Company, HHC and their respective Affiliates and that any violation or breach of such restrictions would cause substantial injury to each the Company, HHC and their respective Affiliates. Without derogating from the generality of Section 12.14, in the event of a violation or breach (or a threatened violation or breach) by JG or any Affiliate or Representative of JG of such restrictions, each of the Company, HHC and their respective Affiliates will be entitled to an injunction restraining JG or any Affiliate or Representative of JG, as applicable, from such violation or breach (or threatened violation or breach), without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond; provided, however, that the right to injunctive relief will not be construed as prohibiting the Company, HHC or their respective Affiliates from pursuing any other available remedies, whether at law or in equity, for such violation or breach (or threatened violation or breach). Without derogating from the generality of Section 12.11, in the event that any court of competent jurisdiction, in a final non-appealable judgment or order, shall determine that the duration or the scope (geographic or otherwise), or both, of the non-competition or non-solicitation provisions included in this Section 8.2 are unreasonable and that such provisions are to that extent unenforceable, the parties agree that such provisions shall remain in full force and effect for the greatest time period and in the greatest scope (geographic or otherwise) that would not render them unenforceable, and in such event JG hereby consents that such provisions may be judicially modified accordingly in any proceeding brought to enforce the provisions of this Section 8.2.
Section 9
Withdrawal
9.1    Withdrawal.
(a)    No Member may withdraw, exit or resign from the Company (in his, her or its capacity as a Member), except (i) as specified in Section 7 (in connection with a Transfer by such Member of all of its Interest permitted thereunder) or (ii) with the prior written consent of the (other) Member(s).
(b)    Section 18-304 of the Act shall not apply to the Company. Nothing in this Section 9.1(b) limits the terms of Section 12.13.
(c)    Anything in Section 18-604 of the Act to the contrary notwithstanding, a Member shall not be entitled to receive any payment upon its resignation, withdrawal or exit from, or otherwise ceasing to be a member of, the Company except as otherwise expressly provided in this Agreement.
Section 10
Dissolution, Liquidation, and Termination of the Company
10.1    Termination and Dissolution. The Company shall be dissolved upon, and (any term of the Act to the contrary notwithstanding) only upon, the earliest to occur of the following:
(a)    The determination of the Board, subject to approval as a Major Decision pursuant to Section 6.2; or
(b)    without limitation of Section 12.13 (excluding the last sentence thereof), when a judicial decree of dissolution has been issued under Section 18-802 of the Act.
10.2    Liquidation and Distribution. On dissolution of the Company, JG TopCo and HHC (subject to approval as a Major Decision under Section 6.2) shall appoint one or more Persons (which may consist solely of, or include, any Member) to act as liquidator (which Person or Persons (to the extent other than a Member) shall act as liquidator subject to the supervision of JG TopCo and HHC (who may act in connection with such supervision pursuant to Section 6.2)). The liquidator shall proceed diligently, in good faith and in accordance with applicable law to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Members shall continue to operate the Company as provided for in this Agreement. The steps to be accomplished by the liquidator are as follows:
(a)    as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    the liquidator shall sell at auction to the highest bidder all Company Property, with each Member having the right to bid thereon; and

(c)    any remaining unsold Company Property, and any proceeds from the disposition of Company Property, shall be distributed in accordance with Section 5.4(a).
10.3    Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Company, or the Person or Persons selected to act as liquidator of the Company, shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware.
Section 11
Books, Records, Accounting, and Tax Elections
11.1    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name.
11.2    Books and Records.
(a)    The Company shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate of Formation and this Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state, or local tax returns.
(b)    The books and records shall be maintained in accordance with generally accepted accounting principles in the United States of America and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose reasonably related to such Member’s interest as a Member.
(c)    The Company’s external Auditor shall be Ernst & Young, LLP, or any other public accounting firm, duly registered with the Public Company Accounting Oversight Board, selected solely by JG TopCo.
(d)    The Company must establish an internal audit function in order to comply with the requirements of the Sarbanes-Oxley Act of 2002 ( “SOX”), as applicable. If the Company outsources, co-sources, or interacts in any other way with a third-party firm in the execution of its responsibilities under SOX, the Company must use the services of RSM US, LLP, or any other firm selected solely by JG TopCo.
11.3    Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be the calendar year.
11.4    Reports; Communications.
(a)    Within 15 calendar days after the end of each Fiscal Year of the Company and within 10 calendar days after the end of each month of each Fiscal Year of the Company, the Company shall send to each Person who was a Member at any time during the accounting period then ended consolidated financial statements for the Company and its Subsidiaries for the preceding year, quarter, or month, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied, which statements shall not be audited; provided, however, that upon reasonable request by HHC for any reason, such consolidated year-end financial statements shall be audited by the Company’s independent accountants and provided to the Members within 30 calendar days after the end of the Company’s fiscal year. Within 45 calendar days after the end of each taxable year of the Company or as soon as reasonably practicable thereafter, the Company shall send to each Person who was a Member at any time during the taxable year then ended a Form K-1 and any other tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year.
(b)    As soon as practicable, but in any event by no later than 10 calendar days, after the end of each fiscal month of the Company, the Company shall prepare and deliver to each Member (i) unaudited statements of operations and cash flows of the Company and its Subsidiaries for such fiscal month, for the entire Fiscal Year to date through the end of such fiscal month and for the corresponding periods in the immediately preceding Fiscal Year, and an unaudited balance sheet of the Company and its Subsidiaries as at the end of such fiscal month, and (ii) a reconciliation of actual and budgeted/forecast results for such fiscal month and for the entire Fiscal Year to date through the end of such fiscal month. The Company shall also make available upon request the supporting balance sheet reconciliations, as well as evidence of execution of any internal control performed in support of the Company’s financial statement close process.
(c)    As soon as reasonably practicable following the availability thereof, the Company shall deliver to each Member copies of all reports prepared for or delivered to management of the Company by its outside accountants in connection with each annual, interim or special audit of the Company’s financial statements made by such accountant.
(d)    The Company will, on a regular, ongoing and informal basis, including in person meetings from time to time, communicate with the Members with respect to the business of the Company and its Subsidiaries. These communications must, at a minimum, take place on a monthly basis to review the operations of the most recent completed monthly close.
(e)    Promptly, from time to time, the Company shall furnish each Member such information (in writing if so requested) regarding the assets and properties and operations, business affairs and financial condition of the Company and its Subsidiaries as such Member may reasonably request, provided, however, that the preparation of such information shall not unreasonably interfere with the operation of the Company.
(f)    The Company and its Subsidiaries shall afford to any Member and its representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Company or its Subsidiaries, as applicable, and to make copies of such records and permit such Persons to discuss all aspects of the Company or its Subsidiaries, as applicable, with any representatives of the Company and its Subsidiaries, and the Company and its Subsidiaries shall provide to any Member or its representatives on behalf of such Member responses to all reasonable written requests from such Member or its representatives on behalf of such Member for information relating to the Company, its Subsidiaries and their respective operations. The Company and its Subsidiaries will instruct their independent public accountants to discuss such aspects of the financial condition of the Company or its Subsidiaries, as applicable, with either Member and its representatives as such Person may reasonably request, and to permit such Member and its representatives to inspect, copy and make extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared with respect to the Company or its Subsidiaries, as applicable, as such Member may reasonably request, subject to such Member executing any customary access agreements and providing any customary indemnities and waivers reasonably required by the Company’s accountants.
11.5    Partnership Representative. After the Effective Date, JG TopCo shall be the Company’s, and to the extent applicable, its Subsidiary’s, “partnership representative” within the meaning of Section

6223 of the Code and shall act in similar capacities for state and local tax purposes (the “Partnership Representative”). The Partnership Representative shall keep HHC reasonably informed of any proceeding relating to taxes and consult with HHC as to the conduct of any such proceeding, and obtain the prior written consent of HHC before settling or compromising any proceeding relating to taxes that would adversely and disproportionately affect HHC. The Company shall pay and be responsible for all reasonable third-party costs, fees or expenses incurred by the Partnership Representative in performing its duties.
11.6    Tax Elections. If a distribution of Company’s or its Subsidiary’s property as described in Section 734 of the Code occurs or if a transfer of an Interest as described in Section 743 of the Code occurs, on written request from the transferring Member (if a transfer) or any Member, the Company or its Subsidiary will make the election under Section 754 of the Code for the taxable year in which the transfer or distribution occurs. For the avoidance of doubt, the Company and, as applicable, its Subsidiaries shall make the election under Section 754 of the Code with respect to the sale of Interests to HHC pursuant to the MIPA. The Company or the Subsidiary will not elect to use a method different from the remedial method described in Treasury Regulation Section 1.704-3(d) without approval as a Major Decision under Section 6.2(k).
11.7    Income Tax Returns. The Company shall prepare, or caused to be prepare, all tax returns of the Company and its Subsidiaries in good faith and in a manner consistent with past practice except to the extent required by applicable law. The Company shall, upon the reasonable request of HHC, provide a draft of each income, franchise or similar tax return of the Company and its Subsidiaries to HHC at least fifty (50) days prior to the due date for filing such tax return (taking into account applicable extensions). The Company shall consider in good faith any reasonable comments provided by HHC with respect to such draft tax returns; provided that such comments are provided in writing by HHC at least twenty (20) days prior to the due date for filing such tax return (taking into account applicable extensions).
Section 12
General Provisions
12.1    Notices. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s physical address or e-mail address set forth below or such other physical address or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. With respect to any request for consent or approval of Major Decision by HHC or JG TopCo, unless otherwise waived in writing by HHC or JG TopCo (email to suffice), notice shall be provided only by personal delivery or a nationally recognized overnight delivery service, such as Federal Express. Subject to the preceding sentence, any such notice or other communication shall be deemed to have been given (a) as of the date so personally delivered, (b) as of the date transmitted by e-mail or like transmission if such notice or other communication is delivered prior to 5:00 p.m., recipient time, on a Business Day, (c) as of the Business Day after the date transmitted by e-mail or like transmission if such notice or other communication is delivered (i) at or after 5:00 p.m., recipient time, on a Business Day or (ii) on a day that is not a Business Day, (d) on the next Business Day when sent by nationally recognized overnight delivery service, such as Federal Express, or (e) five Business Days after the date so mailed if by certified or registered mail:

If to HHC, to:
Howard Hughes Hospitality, LLC
c/o The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
with a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
E-mail Address:
Attention: Kenneth A. Lefkowitz
If to JG or JG TopCo, to:
Jean-Georges Management LLC
111 Prince St., Fl. 2
New York, NY 10012
Attention: Jean-Georges Vongerichten
Attention: Luigi Comandatore
Email:
with a copy to:
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Barry A. Brooks
E-mail:
If to any other Member: to such Member based on the information set forth in Annex B with respect to such Member. If to the Company, by notice to both HHC and JG TopCo (or if either such Member is not a Member, the Members at such time).
12.2    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that, except to the extent such Transfer is permitted in accordance with Section 7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of each other party. Any assignment (including any Transfer) in violation of this Agreement shall be null and void ab initio.
12.3    Construction.
(a)    Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Section, Annexes and Exhibit references in this Agreement are to Sections of and Annexes and Exhibits to this Agreement, and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

(b)    The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
(c)    All references to “days” shall be to calendar days unless Business Days are specified. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.
(d)    Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” shall mean “including but not limited to” and “including without limitation”.
(e)    As used herein, the phrase “date of this Agreement” and any other phrases of similar import shall mean March 1st, 2022.
(f)    References to The Howard Hughes Corporation shall be deemed to include any successive successors thereto or acquirors thereof.
(g)    All references to “consent of HHC” or “approval by HHC” or similar language, including the Major Decision approval rights set forth in Section 6.2, shall be deemed to refer to the prior written consent or approval of David O’Reilly or Andrew Davis as representative of HHC (the “HHC Representatives”); provided that from time to time, HHC may, upon written notice to JG TopCo, use a representative other than the HHC Representatives for such HHC approval; provided, further, that the consent or approval of one HHC Representative shall be sufficient to be deemed the consent or approval of HHC. All references to “consent of JG TopCo” or “approval by JG TopCo” or similar language, including the Major Decision approval rights set forth in Section 6.2, shall be deemed to refer to the prior written consent or approval of JG. Such approval or consent shall be deemed to have been given by (i) JG TopCo (and JG), if JG has not responded to HHC within three (3) Business Days of delivery of written request for consent or approval by HHC and (ii) HHC, if neither HHC Representative has responded within three (3) Business Days of delivery of written request for consent or approval by HHC; provided, however, that for the avoidance of doubt, if one HHC Representative has vetoed any Major Decision consent or approval request, HHC shall not be deemed to consent or approve of such request notwithstanding the other HHC Representative’s failure to respond to such request within such three (3) Business Day period.
(h)    For the avoidance of doubt, this Section 12.3 also applies to Annex A hereto.
12.4    GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the exclusive jurisdiction of the state and federal courts located in the County of New Castle, Delaware (and the appellate courts thereof) and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum. Each party agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
12.5    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT, FOR HIMSELF OR ITSELF AND HIS OR ITS RESPECTIVE AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING

TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
12.6    Waiver of Provisions. The provisions, terms, covenants and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant or condition contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant or condition of this Agreement.
12.7    Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.
12.8    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties, and supersedes and cancels any and all prior agreements among them, relating to the subject matter hereof, including the draft term sheet between HHC and JG dated August 25, 2021.
12.9    No Third Party Beneficiary. Except as provided in Section 6.3 with respect to any Indemnified Persons (but subject in such regard to Sections 7.8(b) and 12.12), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including any creditor of the Company) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, the terms of Section 8.1, in relation to Confidential Information of the Company, are intended for the separate benefit of, and are separately enforceable by, each of the Company and each Member.
12.10    No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
12.11    Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and

(iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court or arbitral proceeding, such court or arbitral tribunal determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court or arbitral tribunal shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding, and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 12.11 is intended to, or shall, limit the intended effect of Section 12.4.
12.12    Amendments. Except as otherwise expressly provided in this Agreement (including the rights to amend Annex B in connection with (and in accordance with) permitted changes to the information therein (e.g., to reflect the issuance of additional Units and/or the admission of new Members to the extent permitted under this Agreement)), no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Member unless, but shall be effective against the Company and the Members if, such modification, amendment or waiver is approved in accordance with Section 6.2(e).
12.13    Waiver of Action for Partition. To the fullest extent that they may effectively do so under the Act, each of the Members hereby irrevocably waives and renounces all rights it may have at any time to, and in any event agrees not to, file, bring or maintain, (i) any action or application for dissolution (including any action seeking a court decree of dissolution), termination or liquidation of the Company (including making any application pursuant to Section 18-802 of the Act), or division or sale of the Company Property, or the appointment of a court receiver for the Company, in each case as now or hereafter permitted under the Act or any other applicable law, or (ii) except under circumstances involving a breach of this Agreement by the other Member, any action, application or bill for a Company accounting. Nothing in this Section 12.13 limits the right of any Member to institute or maintain an appropriate action to enforce Section 10 (disregarding Section 10.1(b)) or to exercise any right expressly granted to it under this Agreement.
12.14    Specific Performance; Remedies. The parties agree that money damages would not be a sufficient remedy for any failure by any party to comply with the terms of this Agreement and that each party shall be entitled to equitable relief (without proof of actual damages and not as an exclusive remedy), including an injunction and specific performance, as a remedy for any such failure (or threat thereof) and no party shall oppose the granting of such relief, and each party hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. The foregoing remedy is not exclusive and is in addition to any and all other remedies available in law or in equity. The decision to proceed with any one or more available remedies shall not be deemed to be an election of remedies by the deciding party. Except as may otherwise be expressly provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder (or otherwise at law or in equity).
12.15    Freedom of Action. The Company and the Members acknowledge that each Member and its respective Affiliates together have multiple business interests outside the purposes of the Company. The Company and the Members further acknowledge and agree that, except to the extent provided under Section 8.2 or as may be otherwise expressly agreed to by a Member, neither the Company nor any of its

Subsidiaries has any interest or expectancy in, or right to participate in, any particular investment or business opportunity that is presented to a Member (or any Affiliate, director, officer, employee, holder of any equity interests, partner, trustee, member, manager, representative or agent of a Member). Except to the extent required pursuant Section 8.2 or as may be otherwise expressly agreed to by a Member, no Member (or any Affiliate, director, officer, employee, holder of any equity interests, partner, trustee, member, manager, representative or agent of a Member) shall be obligated to present or offer to the Company or any of its Subsidiaries any particular investment or business opportunity, regardless of whether the Company or such Subsidiary could take advantage of such opportunity if it were presented to the Company or such Subsidiary, but may avail itself of any such opportunity for its own benefit or direct such opportunity to another Person. Except to the extent restricted pursuant to Section 8.2 or as may be otherwise expressly agreed to by a Member, (a) each Member may, independently or with its Affiliates and others, engage or have an interest in other business ventures of any kind, and each Member and its Affiliates may make any investment in, or acquire and own all or any part of, any other business or entity, or engage in any transaction outside of the Company and (b) neither any Member nor any Affiliate, director, officer, employee, holder of any equity interests, partner, trustee, member, manager, representative or agent of such Person shall have any obligation to the Company or any of its Subsidiaries or any of the Members not to (i) engage in the same or similar activities or lines of business as the Company or any of its Subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries or (iii) do business with any client or customer of the Company or any of its Subsidiaries.
12.16    Expenses. Except as otherwise expressly provided in this Agreement (including with respect to the payment of the fees and expenses of the Arbitrator under Section 7.4(c)) or any other Transaction Document, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement (and any such expenses shall not be considered Capital Contributions), including accounting and legal fees incurred in connection herewith.

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date set forth hereinabove.

JG RESTAURANT HOLDCO LLC

By:	/s/ Jean-Georges Vongerichten
Name: Jean-Georges Vongerichten
Title: Authorized Person
[Signature Page to A&R Operating Agreement of JG Restaurant Holdco LLC]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date set forth hereinabove.

Howard Hughes Hospitality, LLC

By:	/s/ Peter F. Riley
Name: Peter F. Riley
Title: Secretary
[Signature Page to A&R Operating Agreement of JG Restaurant Holdco LLC]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date set forth hereinabove.

JG TopCo LLC

By:	/s/ Jean-Georges Vongerichten
Name: Jean-Georges Vongerichten
Title: Authorized Person
[Signature Page to A&R Operating Agreement of JG Restaurant Holdco LLC]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date set forth hereinabove.

/s/ Jean-Georges Vongerichten

Jean-Georges Vongerichten
[Signature Page to A&R Operating Agreement of JG Restaurant Holdco LLC]

Annex A
1.    For purposes of the Agreement to which this Annex A is attached, the following terms shall have the respective meanings specified below.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) add to such balance any amounts which such Member is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5); and (b) subtract from such balance the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided, however, that (i) no individual Person or any Person who controls, is controlled by, or is under common control with such individual Person, shall be deemed an Affiliate of another Person solely by reason of such individual’s status as a director, officer or employee of such Person, (ii) neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any other Person (other than the Company and its Subsidiaries), and (iii) with respect to HHC, Affiliates of HHC shall only include Entities directly or indirectly controlled by The Howard Hughes Corporation. As used in this definition, the terms “controls”, “controlling”, “controlled by” or “under common control with” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Value” means (a) with respect to all property hereafter transferred to the Company as a Capital Contribution, the Fair Market Value of the property on the date that it is contributed to the Company, as determined by mutual agreement of the Members or, if they fail to agree, a nationally recognized valuation firm chosen by mutual agreement of the Members, (b) with respect to all property distributed by the Company to a Member, the Fair Market Value of the property on the date of distribution as determined by mutual agreement of the Members or, if they fail to agree, a nationally recognized valuation firm chosen by mutual agreement of the Members, and (c) with respect to the last sentence of Section 5.1(a), the Fair Market Value of such Company Property at the time of the event requiring such revaluation as determined by mutual agreement of the Members or, if they fail to agree, a nationally recognized valuation firm chosen by mutual agreement of the Members.
“Available Cash” means an amount of cash of the combined Company and its Subsidiaries, as of the relevant time of determination, in excess of the amount required to be retained by the Company and its Subsidiaries (as determined by the Board in good faith) in order to retain at least $2,500,000 in cash held by the combined Company and its Subsidiaries for a reasonable period following any distribution of such amount of available cash (taking into account anticipated payables and receivables).
“Board” means the Company’s board of managers (it is understood that the individuals serving on the Board are referred to as “Directors”).
“Book Value” means, with respect to any Company Property, its adjusted tax basis, provided, however, that with respect to any Company Property the Agreed Value of which differs from its adjusted tax basis at the time of its contribution to or distribution from the Company or a revaluation pursuant to the last sentence of Section 5.1(a), Book Value shall be determined in a manner consistent with the determination of Net Income or Net Loss.
“Business” means (i) any business that engages in food preparation or service in the restaurant, daylife or nightlife business (including any bar, dayclub, nightclub or lounge), or any food & beverage business or service, in any city in which the Company or any of its Subsidiaries is engaged or participates (or management has expressed the intent to engage or participate) in any of the businesses or services referred to in this clause (i); (ii) any business that engages in the sale of food products, grocery food, or private label food, or (iii) any other business that Company or any of its Subsidiaries is materially engaged or participating in on or prior to the date of this Agreement; provided, for the avoidance of doubt, that the Business shall not include economic investment in the real property component of a company engaged in the foregoing. For purposes of illustration and not limitation, the Business includes ownership of, employment by or services to any restaurant or hospitality group engaged in food preparation or service.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.
“Capital Account” means the capital account of a Member in the Company, calculated as set forth in Section 5.1(a).
“Capital Contributions” means the sum of the amount of cash and the Agreed Value of property contributed by a Member to the capital of the Company.
“Cause Event” means (i) JG’s commission of any felony or any misdemeanor involving moral turpitude, or any act of fraud, embezzlement or dishonesty against the Company or any of its Affiliates and any customer or supplier thereof, (ii) any breach by JG of any fiduciary duty owed by him to the Company or any of its Affiliates, (iii) any act of moral turpitude or any conduct of JG causing the Company, HHC or any of their respective Affiliates to undergo substantial public disgrace or disrepute, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event, (iv) use by JG of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol, each in a manner which interferes in any material respect with the performance of JG’s duties with respect to the Company or any of its affiliates, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event and which, if capable of being cured, is not cured by JG within thirty days after HHC gives JG written notice thereof, (v) the gross negligence or willful misconduct of JG in the performance of JG’s duties with respect to the Company or any of its Affiliates causing material damage to the Business or assets of the Company or its Affiliates, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event and which, if capable of being cured, is not cured by JG within thirty days after HHC gives JG written notice thereof, (vi) JG’s gross negligence or willful misconduct in following and carrying out the lawful and duly adopted directives of the Board, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event and which, if capable of being cured, is not cured by JG within thirty days after HHC gives JG written notice thereof, (vii) JG’s failure in any material respect to observe the policies of the Company applicable to JG, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event and which, if capable of being cured, is not cured by JG within thirty days after HHC gives JG written notice thereof, or (viii) JG’s breach of this Agreement or any other written agreement between JG and HHC, which breach causes material damage to the Business or assets of the Company, HHC or any of their respective Affiliates, with written notice to JG from the Board within thirty calendar days after becoming actually aware of such event and which, if capable of being cured, is not cured by JG within thirty days after HHC gives JG written notice thereof.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Office of the Delaware Secretary of State in accordance with the Act.
“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.
“Company Minimum Gain” means, with respect to each Nonrecourse Liability, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company Property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed. It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulation Section 1.704-2(d), including the requirement that if the book value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such book value.
“Company Property” means all property, whether real or personal, tangible or intangible, owned by the Company.
“Confidential Information” means, with respect to the Company or any of its Subsidiaries or any Member, any information relating to such Person’s business, properties, assets or other affairs, including trade secrets, customer lists, sales, cost or other financial information, and marketing data. Notwithstanding the foregoing, information will not be deemed Confidential Information under the Agreement if such information: (a) becomes publicly known, except through a breach of the Agreement or any other binding confidentiality obligation; or (b) is independently developed by the receiving party without the use of, or reference to, the disclosing party’s Confidential Information.
“Directors” means the Company’s directors, as provided for in Section 6.1 of the Agreement.
“Disability” means JG has been unable to perform the essential functions of his position, with or without reasonable accommodation, by reason of a physical or mental impairment that is reasonably expected to be permanent, for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, upon a finding by an independent medical doctor (selected by the Company’s health insurer and reasonably acceptable to JG or his legal representative).
“Economic Risk of Loss” with respect to any liability of the Company means the economic risk of loss borne by a Member with respect to such liability as determined under Treasury Regulation Section 1.752-2(a).
“Entity” means any Person other than an individual.
“Equity Securities” means, with respect to any Entity, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Entity’s capital stock or other equity interests, partnership, membership or limited liability company interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Entity, or options or warrants to obtain any of the foregoing.
“Fair Market Value” means (a) with respect to any property other than an Interest, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell, and (b) with respect to an Interest, the price at which a willing seller would sell and a willing buyer would buy such Interest having full knowledge of the facts, in an arm’s-length transaction without time constraints, without being under any compulsion to buy or sell, and without factoring in or applying (i) any discount or other reduction in value due to the minority or illiquid nature of any Interest, or the lack of voting or other rights to control or manage the Company or (ii) any control premium, but taking into account the Capital Contributions made by the holder of such Interest and the capital contribution obligations of the Member holding such Interest (in each case, if any); provided, that in order to calculate the Fair Market Value with respect to an Interest hereunder in the case of a Call, the Person determining Fair Market Value shall make a Fair Market Value determination with respect to all of the Interests of the Company in the aggregate (which such aggregate determination shall in no event exceed $300,000,000 with respect to any determination of Fair Market Value as of a date prior to the Lock-Up Expiration Date), and shall take into account: (i) the cessation of JG’s services to the Company and its Subsidiaries (and the reduction of expenses related to such services, including the Management Fee) and its effect on the Company and its Subsidiaries as a going concern and such cessation’s effect on all existing contractual arrangements of the Company and its Subsidiaries (including, without limitation, those with HHC and its Affiliates) and (ii) the value that would be reasonably expected to be created or preserved through the hiring of the best available replacement for JG (but taking into account the cost (including any compensation and equity) to hire and retain such replacement to act in JG’s role), and allocate such total Fair Market Value to the Members in accordance with the applicable Percentage Share of such Interest in order to determine the amount payable with respect to such Interest thereunder, which amount shall be the Fair Market Value of such Interest.
“Fiscal Year” means, as the context may require, any twelve (12) month period commencing on January 1 and ending on December 31.
“Going Public Transaction” means (a) an initial public offering or direct listing by the Company (or its successor or parent) of common equity pursuant to an effective registration statement filed with the SEC under the Securities Act, or other similar direct or indirect transaction pursuant to which the Company’s (or its successor’s or parent’s) common equity becomes publicly traded on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors, and (b) any transaction by merger or other business combination with a special purpose acquisition company (sometimes referred to as a blank check company) pursuant to which shares listed on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors constitute the substantial portion of the consideration for the Member’s Units.
“Good Reason” means the following actions taken by the Company without JG’s prior written consent: (i) a material reduction in the Management Fee, unless pursuant to the terms hereof; (ii) a material reduction in the authority granted to JG under Section 6.1(d), or (iii) relocation of JG’s principal place of engagement with the Company to a place that increases JG’s one-way commute by more than fifty (50) miles as compared to JG’s then-current principal place of engagement with the Company immediately prior to such relocation, except for reasonable amounts of required travel by JG on the Company’s business. In order for JG to resign for Good Reason, each of the following requirements must be met: (a) the Board must cause the action triggering Good Reason by vote of a majority of Directors not appointed by JG, (b) JG must provide written notice to the Board within 30 calendar days after the event giving rise to Good Reason setting forth the basis for JG’s resignation, (c) JG must allow the Board at least 30 calendar days from receipt of such written notice to cure such event, (d) such event is not reasonably cured within such 30 calendar day period, and (e) JG’s provision of services to the Company must terminate, and JG must resign from all positions JG then holds with the Company and its Affiliates not later than 15 calendar days after the expiration of such 30 calendar day period.
“Governmental Entity” means (a) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality,

domestic or foreign; (b) any subdivision, agent, commission or board of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.
“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money of, or advances to, such Person (whether secured or unsecured), or indebtedness or advances issued or incurred in substitution or exchange for indebtedness for borrowed money or advances, (b) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money of such Person, including all obligations evidenced by notes, bonds, debentures, mortgages or other similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, including earn-out or similar contingent arrangements, (e) all obligations of such Person of the type described in clauses (a) – (d) and (f) – (j) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on property owned or acquired by such Person, whether or not such obligation secured thereby has been assumed, (f) guaranties by such Person securing obligations of others including those of the type described in clauses (a) – (e) and (g) – (j), (g) all obligations of such Person under capital leases, purchase money obligations or surety bonds, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, to the extent drawn, and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the net termination obligations of such Person under all interest rate and other hedging agreements, in each case excluding any intercompany indebtedness, and (k) any prepayment premiums, accrued interest, fees and expenses related to any of the items in clauses (a) – (j); provided, that Indebtedness shall not include trade payables incurred by such applicable Person in the Ordinary Course.
“Interest” means, with respect to any particular Member, the entire limited liability company interest (as such term is defined in the Act) of such Member in the Company, including (a) (i) such Member’s rights to share in the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company, (ii) all other rights, benefits and privileges enjoyed by such Member (under the Act, the Agreement or otherwise) in his, her or its capacity as a Member, including rights to vote, consent and approve or otherwise participate in the management of the Company (if and to the extent applicable), and (iii) all other rights, benefits, privileges and claims of such Member under, or arising under, the Agreement (in his, her or its capacity as a Member or otherwise) and (b) (i) all obligations, duties and liabilities imposed on such Member (under the Act, the Agreement or otherwise) in his, her or its capacity as a Member and (ii) all other obligations, duties and liabilities imposed on such Member under the Agreement (in his, her or its capacity as a Member or otherwise). Without limitation of the foregoing, as of any date with respect to any determination, it is understood that the Units of a Member reflect such Member’s Interest.
“Lock-Up Expiration Date” means the fourth anniversary of the Effective Date.
“Managed Restaurant Arrangement” means the operation of restaurants under management or license agreements, or the entry into, renewal, extension, amendment, termination or enforcement of such management or license agreements, in either case not requiring capital investments or lease obligations involving payments by the Company or any Subsidiary in excess of $50,000 per annum, or $100,000 in the aggregate, in each case per restaurant.
“Marketable Securities” means securities issued by a publicly listed company that are freely tradeable by the holder thereof on any of the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext or any of their respective successors, but in any event subject to any direct or indirect relationship the recipient of such Marketable Securities has with the issuer that restricts transfers by such recipient under applicable securities laws.
“Member” means each Person signing the Agreement (excluding the Company) and any Person who (in connection with receiving an Interest in compliance with the terms of the Agreement) subsequently is admitted as a Member of the Company in accordance with the terms of the Agreement (but excluding any Person that is no longer a Member in accordance with Section 9). For purposes of applying Treasury Regulation Section 1.704, Member means partner where the context of the Treasury Regulations requires.
“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.
“Minimum Gain” means (a) with respect to Nonrecourse Liabilities, the amount of gain that would be realized by the Company if the Company were to Transfer (in a taxable transaction) all Company Properties that are subject to Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Treasury Regulations or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if the Company were to Transfer (in a taxable transaction) the Company Property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Treasury Regulations.
“Minimum Gain Attributable” to a Member Nonrecourse Debt, with respect to any Member Nonrecourse Debt, shall have the meaning ascribed to such term for purposes of Treasury Regulation Section 1.704-2(i)(5).
“Net Income” or “Net Loss” means, for any taxable year of the Company, the taxable income or loss, respectively, of the Company for federal income tax purposes, except that (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or subtracted from such loss, (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as “Section 705(a)(2)(B) Expenditure”) shall be subtracted from such taxable income or added to such loss, (c) an amount of gain or loss that would have been recognized by the Company if property distributed by the Company to a Member had instead been sold in a taxable disposition for its Agreed Value at the time of distribution shall be taken into account, (d) if any of the Company’s property is revalued pursuant to the last sentence of Section 5.1(a), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property and (e) items of income, gain, loss or deduction with respect to Company Property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property. Except as otherwise provided in the Treasury Regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for federal income tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.
“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.
“Ordinary Course” means, with respect to an action taken or not taken by a Person, (a) such action or omission, respectively, is consistent with the past practices of such Person and is taken or not taken, respectively, in the ordinary course of the normal day-to-day operations of such Person, (b) such action complies in all material respects with all applicable laws, and (c) such action or omission, respectively, is not otherwise required to be authorized by such Person’s governing body or equityholders, and would not be required to be authorized by a board of directors (or similar governing body) or stockholders of a Delaware corporation.
“Partnership Level Tax” means any income tax imposed at the entity level that is intended to meet the requirements of Internal Revenue Service Notice 2020-75.
“Percentage Share” means, with respect to any Member, the ratio (expressed as a percentage) of the aggregate number of all Units directly held by such Member on such date to the aggregate number of Units directly held by the Members. The combined Percentage Share of all Members shall at all times equal 100%. The Member’s Percentage Shares as of the Effective Date are set forth on Annex B hereto, as the same may be adjusted (a) in connection with a Permitted Transfer, (b) pursuant to Sections 3.2, 4.3 or 7 or (c) in connection with any issuance of Interests (or Units therein) (subject to Section 4.3 and approval under Section 6.2(j)).
“Permitted Transfer” means, (a) with respect to JG TopCo or JG, a Transfer of all or a portion of an Interest (including any Units therein) to (i) a trust solely for the benefit of JG or the members of JG’s immediate family with JG acting as trustee of such trust and retaining control thereunder for so long as JG is physically able; (ii) an entity that is owned solely by JG and the members of JG’s immediate family with JG retaining authority to appoint all of the directors (or persons serving in a similar capacity) for so long as JG is physically able; or (iii) to a member or members of JG’s immediate family, or a vehicle owned by such member, whether or not for estate planning purposes, and (b) with respect to HHC and its Permitted Transferees, (i) a Transfer of all or a portion of an Interest (including any Units therein) to an Affiliate of HHC, (ii) any Transfer of Interests (including any Units therein) owned by HHC and its Permitted Transferees as a part of a transaction in which The Howard Hughes Corporation transfers such Interests together with a portion of the other assets directly or indirectly owned by The Howard Hughes Corporation so long as the Interests being Transferred represent no more than 25% of the fair market value of such aggregate assets transferred or (iii) a Pier 17 Transaction; provided, in the case of clauses (ii) or (iii) of subsection (a) and clause (i) of subsection (b), that such Transfer is not to a Prohibited Person.
“Permitted Transferee” means the recipient of a Permitted Transfer or any other Transfer permitted in accordance with Section 7, or any successor or acquiror thereof.
“Person” means any (a) individual, corporation, company, partnership (including any limited partnership or limited liability partnership), limited liability company, joint venture, association, trust (including a common law trust, business trust, statutory trust or any other form of trust), or other entity or unincorporated organization or (b) Governmental Entity.
“Pier 17 Transaction” means any sale, transfer, assignment, or other transaction resulting in HHC and its Affiliates no longer retaining their leasehold interest in (a) the Tin Building or (b) the majority of the other real estate properties located at Pier 17 to which HHC holds a leasehold interest as of the date of this Agreement.
“Prohibited Person” means (a) any Person with respect to which a Disqualification Event is applicable, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, or (b) any Person that engages in the Business in a manner that directly competes with the Company or any of its Subsidiaries operation of its restaurants in New York City.

“Sale of the Company” means a sale to a Third Party of all or substantially all of the equity (subject to the roll over of equity as contemplated by Section 7.5(c)(iv)(y)) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, by sale of the Interests (including Units thereof), merger, consolidation, sale of assets, sale of Subsidiaries, or otherwise.
“Section 705(a)(2)(B) Expenditure” shall have the meaning assigned to such term in the definition of the term “Net Income” or “Net Loss.”
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to the Company, any Entity which is a directly or indirectly controlled Affiliate of the Company, and including any Entity as to which the Company owns, of record or beneficially, directly or indirectly, (a) 50% or more of the voting power or otherwise holds sufficient voting power or rights (by securities, contract or otherwise) to enable the Company (or its Subsidiary) to elect a majority of such Entity’s board of directors or other governing body or (b) (i) if such Entity is a corporation, 50% or more of the outstanding capital stock or issued share capital and (ii) if such Entity is not a corporation, 50% or more of the equity and profits interests at the time any determination thereof is made.
“Third Party” means a Person other than the Company, a Member or an Affiliate of any Member.
“Transaction Documents” means the Agreement, the MIPA, the Group Contribution Agreements and the Warrant.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer” means any direct or indirect offer, sale, contract to sell, assignment, alienation, gift, transfer, hypothecation, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance, whether voluntary or involuntary. A Transfer shall, without limitation of the foregoing, include any of transaction that, in whole or in part, transfers any economic consequences of ownership. The Transfer of the equity interest in a Member (or in any Person who directly or indirectly owns any equity interests of such Member) shall be deemed an indirect Transfer of such Member’s Interest. However, any term of this definition above, or the rest of the Agreement, to the contrary notwithstanding, (i) in no event will any direct or indirect offer, sale, contract to sell, assignment, alienation, gift, transfer, hypothecation, exchange, mortgage, pledge, grant of a security interest or other disposition, encumbrance, whether voluntary or involuntary, of any securities of The Howard Hughes Corporation (or of any Person who directly or indirectly owns any securities of The Howard Hughes Corporation) constitute a Transfer and (ii) in no event will the issuance of 20% of the Equity Securities in JG TopCo, in profits interests or equity interests in JG TopCo (or other securities exercisable or exchangeable therefor, but in any event without any voting, approval, veto, consent or other decision-making rights) to service providers of the Company pursuant to agreements solely between such service provider and JG TopCo, constitute a Transfer.
“Treasury Regulations” means final and temporary regulations promulgated under the Code.
“Unit Sale Adjustments” means (i) the reasonable and documented fees and expenses incurred by HHC and its Affiliates in connection with the evaluation, negotiation and consummation of a Sale Transaction, and (ii) any negative working capital, cash or debt adjustment or similar negative purchase price adjustments, escrow amounts or other purchase price holdbacks, or any Company or sellers’ indemnity obligation or similar post-closing obligations (other than in respect of indemnification or similar obligations relating solely to a particular Member, such as obligations in respect of representations and warranties made by, or covenants of, a specific selling Member, which shall be incurred solely by such

Member and shall not deduct from Unit Sale Value as a Unit Sale Adjustment) reducing the Sale Consideration applicable to such Sale Transaction, in each case of clauses (i) and (ii), to the extent not paid or reimbursed by the Company or the purchaser.
“Unit Sale Value” means, with respect to any Sale Consideration payable by a purchaser in connection with a Sale Transaction in accordance with this Agreement, the amount that would be distributed with respect to each Unit being sold if the assets of the Company were sold and the aggregate amount of such Sale Consideration, minus any Unit Sale Adjustments, were distributed to the selling Members in accordance with the terms and limitations applicable to Section 5.4(a); provided, however, that in the event any such escrow amount withheld or other purchase price holdback that was included in the calculation of Unit Sale Adjustments to reduce the Unit Sale Value payable initially to the Members is later released as Sale Consideration, or there is any additional earnout or other payment owed to the Members and payable following the date of the initial payment based on Unit Sale Value as of such date, such additional amount shall be deemed to be additional Unit Sale Value and apportioned to and paid to the Members in accordance with Section 7.5(d).
“Warrant” means that certain Warrant Agreement between the Company and HHC, dated as of the Effective Date.
“Working Capital Funding” means HHC’s payment as of the Effective Date to the Company of $10,000,000 in connection with the issuance of the Warrant.
2.    Index of Defined Terms. The following terms are defined in the sections of the Agreement indicated:

Index of Defined Terms

Agreement	Preamble
Arbitration Notice	7.4(c)
Arbitrator	7.4(c)
Budget	1.5(a)
Business Plan	1.5(a)
Buy Response	7.6(c)
Buy/Sell Offer	7.6(a)
Buy/Sell Period	7.6(c)
Call	7.4(a)
Call Notice	7.4(a)
Call Payment	7.4(b)
CEO	6.1(d)
Cessation of Services Date	3.2
Company	Preamble
Competition Event	6.1(a)
Contribution Agreement	Recitals
Damages	6.3(b)
Deadlock Negotiation Period	7.6(a)
Disqualification Event	6.1(a)
Effective Date	Preamble
Electing Member	4.3(a)
Exercise Notice	4.3(a)
Exercise Period	4.3(a)
Fee Payment Date	6.1(e)
Fee Threshold	6.1(e)
HHC	Preamble
HHC Buy/Sell Notice	7.6(a)
HHC Buy/Sell Offer	7.6(a)
HHC Director	6.1(a)
Indemnified Person	6.3(b)
Independent Director	6.1(a)
Initial Buy/Sell Period	7.6(a)
Initiating Member	7.3(a)
Interest Change Date	5.2(j)
JG	Preamble
JG Buy/SellNotice	7.6(a)
JG Buy/Sell Offer	7.6(a)
JG Buy/Sell Period	7.6(a)
JG Director	6.1(a)
JG Executive Directors	6.1(a)
JG Executor	7.4(a)
Major Decisions	6.2
Management Fee	6.1(e)
Member Indemnitors	6.3(d)
Minimum Cash Balance Amount	6.1(a)
MIPA	Recitals
Negotiation Period	7.4(c)
Non-Initiating Member	7.3(a)

Offered Securities	7.3(a)
Officer	6.1(c)
Ordinary Business Arrangements	6.2
Partnership Representative	11.5
Permitted Direct Transfer	7.8(a)
Personal Matters	6.1(d)
Preemptive Rights Notice	4.3(a)
Preemptive Securities	4.3(a)
Preemptive Securities Pro Rata Portion	4.3(a)
Proceeding	6.3(b)
Receiving Members	7.6(b)
ROFR Compliant Sale	7.3(b)
ROFR Notice	7.3(a)
ROFR Period	7.3(b)
ROFR Purchaser	7.3(a)
ROFR Terms	7.3(a)
Sale Consideration	7.5(d)
Sale Notice	7.5(a)
Sale Transaction	7.5(b)
Significant Deadlock	7.6(a)
SOX	11.2(d)
Tag Notice	7.3(d)
Tag-Along Participation Securities	7.3(d)
Tagging Party	7.3(d)
Term Sheet	12.8
Triggering Member	7.6(b)
Unit	3.1
Units	3.1